                                                                                        Exhibit 10.1

___________________________________________________

AGREEMENT AND PLAN OF MERGER

Dated as of June 8, 2006

among

SIGA TECHNOLOGIES, INC.,

SIGA ACQUISITION CORP.

AND

PHARMATHENE, INC.

___________________________________________________

TABLE OF CONTENTS

ARTICLE I THE MERGER		1

1.1	The Merger.	1
1.2	Effect of Merger.	2
1.3	Certificate of Incorporation and By-Laws.	2
1.4	Effective Time of Merger.	2
1.5	Surviving Corporation Directors and Officers.	2
1.6	Withholding Rights.	2
1.7	Taking of Necessary Action; Further Action.	3

ARTICLE II MERGER CONSIDERATION AND CONVERSION OF SHARES		3

2.1	Merger Sub Common Stock.	3
2.2	Merger Consideration.	3
2.3	SIGA Common Stock.	5

ARTICLE III DISSENTING SHARES; EXCHANGE OF CERTIFICATES		6

3.1	Dissenting Shares.	6
3.2	Exchange of Shares.	6
3.3	Dividends and Other Distributions.	7
3.4	Pharmathene Stock Transfer Ledger.	7
3.5	Termination of Exchange Agency.	8

ARTICLE IV CLOSING		8

4.1	Time and Place of Closing.	8
4.2	Certificate of Merger.	8

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PHARMATHENE		9

5.1	Incorporation.	9
5.2	Authorization.	10
5.3	Conflicts.	10
5.4	Capitalization.	10
5.5	Subsidiaries.	11
5.6	Disputes and Litigation.	12
5.7	Financial Statements.	12
5.8	Absence of Undisclosed Liabilities.	13
5.9	Absence of Certain Changes.	14
5.10	Intellectual Property.	16
5.11	Taxes.	19
5.12	Title.	20
5.13	Real Estate and Leases.	20
5.14	Contractual and Other Obligations.	21
5.15	Compensation.	22
5.16	Employee Benefit Plans.	22

i

5.17	Labor Relations.	25
5.18	Transactions with Affiliated Persons.	25
5.19	Insurance.	26
5.20	Licenses; Franchises; Rights.	26
5.21	Environmental Matters.	26
5.22	Food And Drug Administration Matters.	28
5.23	Brokers and Finders.	29
5.24	Absence of Certain Business Practices.	29
5.25	Restrictions on Business Activities.	30
5.26	Section 203 of GCL Not Applicable.	30
5.27	Books and Records.	30
5.28	Disclosure.	30

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SIGA AND MERGER SUB		31

6.2	Authorization.	31
6.3	Conflicts.	32
6.4	Capitalization.	32
6.5	Subsidiaries.	33
6.6	Disputes and Litigation.	34
6.7	Financial Statements and SEC Filings.	34
6.8	Absence of Undisclosed Liabilities.	36
6.9	Absence of Certain Changes.	36
6.10	Intellectual Property.	38
6.11	Taxes.	40
6.12	Title.	41
6.13	Real Estate and Leases.	41
6.14	Contractual and Other Obligations.	42
6.15	Compensation.	43
6.16	Employee Benefit Plans.	43
6.17	Labor Relations.	46
6.18	Transactions with Affiliated Persons.	46
6.19	Insurance.	46
6.20	Licenses; Franchises; Rights.	47
6.21	Environmental Matters.	47
6.22	Food And Drug Administration Matters.	48
6.23	Brokers and Finders.	49
6.24	Voting Agreement	49
6.25	Fairness Opinion	49
6.26	Section 203 of GCL Not Applicable.	49
6.27	Valid Issuance.	49
6.28	Absence of Certain Business Practices.	50
6.29	Restrictions on Business Activities.	50

6.30	Nasdaq.	50
6.31	Books and Records.	50
6.32	Validity of Shares.	50

ARTICLE VII CERTAIN COVENANTS		51

7.1	SIGA Stockholders’ Meeting; Preparation of Proxy Statement.	51
7.2	SIGA Board of Directors.	52
7.3	SIGA Officers.	52
7.4	Preparation of Information Statement.	52
7.5	Governmental and Judicial Filings.	52
7.6	Access to Information.	53
7.7	Ordinary Course of Pharmathene.	53
7.8	Conduct of Pharmathene Business.	53
7.9	Ordinary Course of SIGA.	55
7.10	Conduct of SIGA Business.	56
7.11	Notification of Certain Matters.	58
7.12	SEC Filings.	58
7.13	Forbearance and Fiduciary Duties.	59
7.14	Additional Agreements.	61
7.15	PIPE.	61
7.16	Name and Nasdaq Symbol Change.	61
7.17	Tax Treatment	61
7.18	Registration Rights Agreement.	62
7.19	Stockholders Agreement.	62
7.20	SIGA Board Approval.	62

ARTICLE VIII PUBLICITY		62

8.1	Publicity.	62

ARTICLE IX CONDITIONS TO OBLIGATIONS OF EACH PARTY		63

9.1	Merger Approval.	63
9.2	Amendments to SIGA’s Certificate of Incorporation.	63
9.3	No Prohibition on Consummation.	63
9.4	Financing.	63
9.5	Litigation.	63
9.6	Stockholders Agreement.	64
9.7	Pharmathene Stockholders.	64

ARTICLE X CONDITIONS TO OBLIGATIONS OF PHARMATHENE		64

10.1	Opinion of Counsel for SIGA and Merger Sub.	64
10.2	Representations; Warranties; Covenants.	64
10.3	No Material Adverse Change.	65
10.4	Secretary’s Certificate.	65
10.5	Third Party Consents.	65
10.6	Other Certificates.	65
10.7	Lock-Up Agreement.	65

10.8	Resignations.	65
10.9	Directors.	65
10.10	Stock Option Plan Amendment.	66
10.11	Registration Rights Agreement	66
10.12	Amendment to SIGA Charter	66
10.13	Termination of Agreements.	66
10.14	Waiver of Anti-Dilution Rights.	66

ARTICLE XI CONDITIONS TO OBLIGATIONS OF SIGA AND MERGER SUB		66

11.1	Opinion of Counsel for Pharmathene.	66
11.2	Representations: Warranties; Covenants.	66
11.3	No Material Adverse Change.	67
11.4	Secretary’s Certificate.	67
11.5	Third Party Consents.	67
11.6	Other Certificates.	67
11.7	Lock-Up Agreement.	67
11.8	Stockholders Agreement.	67
11.9	Investor Questionnaires.	68

ARTICLE XII TERMINATION		68

12.1	Termination.	68
12.2	Termination Fee.	69
12.3	License Agreement	69
12.4	Effect of Termination.	69

ARTICLE XIII MISCELLANEOUS		70

13.1	Notices.	70
13.2	Entire Agreement.	71
13.3	Further Action.	71
13.4	Expenses.	71
13.5	Governing Law.	71
13.6	Captions.	71
13.7	Accounting Terms.	71
13.8	Assignment.	71
13.9	No Third Party Beneficiary.	72
13.10	Partial Invalidity.	72
13.11	Counterparts.	72
13.12	Directors and Officers Insurance.	72
13.13	Nasdaq.	73

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of this 8th day of June, 2006 (hereinafter referred to as the “Agreement”), by and among SIGA TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as “SIGA”), SIGA ACQUISITION CORP., a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of SIGA (hereinafter referred to as “Merger Sub”), and PHARMATHENE, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as “Pharmathene”; and, together with Merger Sub, as the “Constituent Corporations”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of SIGA, Merger Sub, and Pharmathene have deemed it advisable and in the best interests of their respective corporations and stockholders to consummate the Merger (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the respective boards of directors of SIGA, Merger Sub and Pharmathene have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, SIGA, Merger Sub and Pharmathene intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) and that the transactions contemplated by this Agreement be undertaken pursuant to such plan;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

At the Effective Time (as hereinafter defined), in accordance with this Agreement and the Delaware General Corporation Law (hereinafter referred to as the “GCL”), Merger Sub shall be merged into and with Pharmathene, the separate corporate existence of Merger Sub shall cease and Pharmathene shall continue as the surviving corporation (hereinafter referred to as the “Merger”), governed by the laws of the State of Delaware, under the corporate name it possesses immediately prior to the Effective Time. Pharmathene is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2 Effect of Merger.

At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, of the Constituent Corporations. All of the rights, privileges, immunities and franchises, and all property, real and personal, and all debts due on whatever account to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all of the property, rights, privileges, immunities, powers, franchises and all and every other interest of each of the Constituent Corporations thereafter shall be vested as effectively and fully in the Surviving Corporation as they were in each of the Constituent Corporations.

1.3 Certificate of Incorporation and By-Laws.

The certificate of incorporation and by-laws of Pharmathene, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation and thereafter shall continue to be its certificate of incorporation and by-laws until changed as provided therein and under the laws of the State of Delaware. The first annual meeting of the stockholders of the Surviving Corporation held after the Effective Time shall be the next annual meeting of stockholders provided for in the by-laws of Pharmathene. Notwithstanding the foregoing, the certificate of incorporation of Pharmathene shall be amended and restated as of the Effective Time (as hereinafter defined) to provide for the changing of the name of such entity to Pharmathene Holdings, Inc., and to eliminate all classes of equity securities other than common stock.

1.4 Effective Time of Merger.

The Merger shall become effective at the time of filing of a certificate of merger with respect to the Merger in the office of the Secretary of State of the State of Delaware, as required by the GCL. Such time is herein referred to as the “Effective Time”.

1.5 Surviving Corporation Directors and Officers.

At the Effective Time and until their successors have been duly elected and have qualified, the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of SIGA as of the Effective Time. Until their successors have been duly elected and have qualified, the officers of SIGA as of the effective time shall become the officers of the Surviving Corporation.

1.6 Withholding Rights.

Each of the Exchange Agent, SIGA and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Pharmathene Capital Stock, Pharmathene Options or to Pharmathene such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.7 Taking of Necessary Action; Further Action.

Pharmathene, SIGA and Merger Sub, respectively, shall take all such lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all assets, rights, privileges, powers, immunities, purposes and franchises of either of the Constituent Corporations, the officers and directors of such corporation shall take all such lawful and necessary action.

ARTICLE II

MERGER CONSIDERATION AND CONVERSION OF SHARES

The manner and basis of converting in the Merger the outstanding shares of Pharmathene Common Stock (as defined below) and Pharmathene Preferred Stock (as defined below) into shares of SIGA Common Stock (as hereinafter defined), as well as the manner and basis of converting in the merger the outstanding shares of Merger Sub Common Stock into shares of the capital stock of the Surviving Corporation are as follows:

2.1 Merger Sub Common Stock.

The one share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be deemed cancelled and converted into and shall represent the right to receive one share of the common stock, $.01 par value (hereinafter referred to as the “Surviving Common Stock”), of the Surviving Corporation.

2.2 Merger Consideration.

(a) The shares of common stock of Pharmathene, $.001 par value (hereinafter referred to as the “Pharmathene Common Stock”), Series A Convertible Preferred Stock of Pharmathene, $.001 par value (hereinafter referred to as the “Pharmathene Series A Preferred Stock”), Series B Convertible Preferred Stock of Pharmathene, $.001 par value (hereinafter referred to as the “Pharmathene Series B Preferred Stock”), and Series C Convertible Preferred Stock of Pharmathene, $.001 par value (hereinafter referred to as the “Pharmathene Series C Preferred Stock” and together with the Pharmathene Series A Preferred Stock, and the Pharmathene Series B Preferred Stock, the “Pharmathene Preferred Stock”; the Pharmathene Common Stock and Pharmathene Preferred Stock may be hereinafter referred to collectively as the “Pharmathene Capital Stock”), outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action by the holder thereof, be deemed cancelled and converted into and shall represent the right to receive the aggregate number of shares of the common stock of SIGA, $.0001 par value (hereinafter referred to as the “SIGA Common Stock”), equal to: the product of (i) the difference between (A) the sum of (I) the number of shares of SIGA Common Stock outstanding on the Closing Date (as hereinafter defined), (II) the number of shares of SIGA Common Stock issuable upon the exercise of SIGA Options (as hereinafter defined) outstanding on the Closing Date, and (III) the number of shares of SIGA Common Stock issuable upon the exercise of SIGA Warrants (as hereinafter defined) outstanding on the Closing Date and (B) the product of (I) the number of Partially Excluded Derivative Shares (as hereinafter defined) as of the Closing Date and (II) .5, and (ii) 2.1 (hereinafter referred to as the “Merger Stock”). In addition, the holders of Pharmathene Capital Stock shall receive, in the aggregate, warrants to purchase a number of shares of SIGA Common Stock (hereinafter referred to as “True-up Warrants” and together with the Merger Stock, the “Aggregate Merger Consideration”) equal to the product of (i) the increase in the outstanding number of shares issuable upon the exercise of warrants or other derivative securities to purchase SIGA Common Stock resulting from the application of anti-dilution rights held by holders of derivative securities identified on Schedule 2.2 hereto (hereinafter referred to as the “Included Derivative Securities”)) of SIGA on the Closing Date after taking into consideration the transactions contemplated by this Agreement (hereinafter referred to as “Anti-Dilution Warrants”), including without limitation, the Merger and the PIPE (as hereinafter defined) and (ii) 2.1 (such True-up Warrants shall be subject to substantially the same terms and conditions, including without limitation, exercise price, as the corresponding Anti-Dilution Warrant giving rise to its issuance).

(b) The Aggregate Merger Consideration to be distributed pursuant to Section 2.2(a) shall be allocated to the holders of Pharmathene Capital Stock, in accordance with an agreement among such holders, as follows:

(i) the holders of Pharmathene Common Stock shall be entitled to receive on a pro rata basis (determined based upon the number of shares of Pharmathene Common Stock held by such holder) divided among the holders thereof, 5.3774% of the Aggregate Merger Consideration;

(ii) the holders of Pharmathene Series A Preferred Stock shall be entitled to receive on a pro rata basis (determined based upon the number of shares of Pharmathene Series A Preferred Stock held by such holder) divided among the holders thereof, 17% of the Aggregate Merger Consideration;

(iii) the holders of Pharmathene Series B Preferred Stock shall be entitled to receive on a pro rata basis (determined based upon the number of shares of Pharmathene Series B Preferred Stock held by such holder) divided among the holders thereof, 41.9% of the Aggregate Merger Consideration; and

(iv) the holders of Pharmathene Series C Preferred Stock shall be entitled to receive on a pro rata basis (determined based upon the number of shares of Pharmathene Series C Preferred Stock held by such holder) divided among the holders thereof, 31.1% of the Aggregate

Merger Consideration. The balance of the Aggregate Merger Consideration shall be distributed upon the exercise of Replacement Options (as hereinafter defined). To the extent Replacement Options terminate without being exercised, the shares of SIGA Common Stock allocated to such Replacement Options under this Agreement shall be remain unissued. Notwithstanding anything herein to the contrary, if any Pharmathene Options (as hereinafter defined) are exercised between the date hereof and the Closing, the foregoing allocation shall be adjusted as necessary to maintain the allocation percentages prescribed by this section. In particular, the percentage of the Aggregate Merger Consideration allocated to holders of Pharmathene Common Stock in accordance with Subsection (b)(i) above shall be increased to ensure that the interest of the current holders of Pharmathene Common Stock are not diluted as a result of such exercise and the percentage of the Aggregate Merger Consideration allocated to holders of Pharmathene Options hereunder shall be proportionately decreased. The percentages of the Aggregate Merger Percentage allocated to the holders of Pharmathene Preferred Stock shall remain unchanged.

(c) Notwithstanding anything set forth in paragraph (a) of this Section 2.2, no fractional shares of SIGA Common Stock shall be issued by virtue of the Merger. All fractional shares of SIGA Common Stock to be distributed to an individual stockholder of Pharmathene shall be aggregated before determining whether any fractional share remains. Any remaining fractional shares of SIGA Common Stock to be issued shall be rounded to the nearest whole share (with .5 shares being rounded up).

(d) Notwithstanding the foregoing, immediately following the Effective Time SIGA shall issue to each holder of a Pharmathene Option (as hereinafter defined) that remains outstanding at the Effective Time, in exchange for such Pharmathene Option (as hereinafter defined), a replacement option to purchase shares of SIGA Common Stock in the form attached hereto as Exhibit A (each hereinafter referred to as, a “Replacement Option”), which shall be exercisable for the number of shares of SIGA Common Stock equal to the number of shares of SIGA Common Stock that would have been issued to such holder pursuant to Section 2.2(b) hereof, rounded down to the nearest whole share, had the unexercised portion of the applicable Pharmathene Options been exercised immediately prior to the Effective Time and shall have an exercise price equal to (x) (A) the number of shares of Pharmathene Common Stock issuable upon the exercise of the then unexercised portion of such Pharmathene Option multiplied by (B) the exercise price of such Pharmathene Option; divided by (y) the number of shares of SIGA Common Stock issuable upon the exercise of the applicable Replacement Option, rounded up to the nearest whole cent. The SIGA Common Stock issuable upon exercise of the Replacement Options shall vest in accordance with a vesting schedule that is substantially similar to the remaining vesting schedule under the Pharmathene Options.

2.3 SIGA Common Stock.

The Merger shall effect no change in any shares of SIGA Common Stock issued prior to the Effective Time.

ARTICLE III

DISSENTING SHARES; EXCHANGE OF CERTIFICATES

3.1 Dissenting Shares.

Notwithstanding anything in this Agreement to the contrary, shares of Pharmathene Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the Merger and shall have delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Section 262 of the GCL shall not be converted into or be exchangeable for the right to receive the consideration provided in Article II of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under the GCL. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Pharmathene Capital Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration therefor specified under Article II hereof, without any interest thereon.

3.2 Exchange of Shares.

(a) Prior to the Effective Time, SIGA shall designate American Stock Transfer, or, at its election, a bank or trust company or similar entity, reasonably satisfactory to Pharmathene, which is authorized to exercise corporate trust or stock powers, to act as the exchange agent (hereinafter referred to as the “Exchange Agent”) in the Merger. Promptly after the Effective Time, SIGA shall cause the delivery to the Exchange Agent of shares of the SIGA Common Stock contemplated by Section 2.2 hereof.

(b) As soon as practicable after the Effective Time, Pharmathene shall provide to the Exchange Agent a schedule setting forth the number of shares of SIGA Common Stock to be delivered to each former holder of Pharmathene Capital Stock in accordance with Section 2.2(a) and (b) above. SIGA shall instruct the Exchange Agent to promptly thereafter send a notice and transmittal form to each holder of a certificate theretofore evidencing shares of Pharmathene Capital Stock, advising such holders of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of SIGA) such record holder’s certificate evidencing Pharmathene Capital Stock for exchange for shares of SIGA Common Stock. Each holder of a certificate theretofore evidencing shares of Pharmathene Capital Stock, upon surrender of the same to the Exchange Agent in accordance with such transmittal, shall be entitled to receive, in exchange for such certificate, a certificate evidencing the number of full shares of SIGA Common Stock for which the shares of Pharmathene Capital Stock theretofore represented by the certificate so surrendered shall have been exchanged pursuant to Section 2.2 hereof, and the certificate so surrendered shall forthwith be cancelled.

(c) If any certificate evidencing shares of SIGA Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, or if any payment of cash is to be made to a person other than the person in whose name such certificate is registered, it shall be a condition of the issuance thereof or such payment, as the case may be, that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for shares of SIGA Common Stock in any name other than that of, and payment of cash to a person other than, the registered holder of the certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such transfer or other taxes have been paid or are not applicable.

(d) In the event any certificate representing any shares of Pharmathene Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate or option instrument the consideration payable in exchange therefor pursuant to Article II. The Exchange Agent or SIGA may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Exchange Agent a bond in such sum as it may direct as indemnity against any claim that may be made against SIGA with respect to the certificate or option instrument alleged to have been lost, stolen or destroyed.

3.3 Dividends and Other Distributions.

No dividends or other distributions to holders of SIGA Common Stock as of any date subsequent to the Effective Time shall be paid to the holders of outstanding certificates formerly representing shares of Pharmathene Capital Stock until such certificates are so surrendered. Subject to the effect, if any, of applicable law upon surrender of certificates evidencing shares of Pharmathene Capital Stock, there shall be paid to the record holders of SIGA Common Stock issued in exchange therefor the amount of dividends or other distributions with a record date for payment after the Effective Time that have theretofore been paid with respect to full shares of SIGA Common Stock which have not yet been paid to a public official pursuant to abandoned property laws. No interest shall be payable with respect to the payment of such dividends or other distributions on surrender of outstanding certificates. Notwithstanding the foregoing, neither SIGA, Merger Sub, the Exchange Agent nor any other party hereto shall be responsible or liable to any holder of shares of Pharmathene Capital Stock for any SIGA Common Stock, or dividends or distributions thereon or cash, delivered to any public official pursuant to applicable escheat laws.

3.4 Pharmathene Stock Transfer Ledger.

At the Effective Time, it shall be deemed that the stock transfer books of Pharmathene are closed, and no transfer of Pharmathene Capital Stock on the books of Pharmathene shall thereafter be made or consummated. Until surrendered and exchanged in accordance with the provisions of Section 3.3 hereof, the outstanding certificates evidencing shares of Pharmathene Capital Stock immediately prior to the Effective Time shall, from and after the Effective Time, be deemed for all corporate purposes to evidence the right to receive the number of shares of SIGA Common Stock into which the shares of Pharmathene Capital Stock theretofore evidenced by such certificate or certificates shall have been so converted, as though such surrender and exchange had taken place.

3.5 Termination of Exchange Agency.

Any portion of the shares of SIGA Common Stock, which remains undistributed to the holders of Pharmathene Capital Stock for one year after the Effective Time shall be delivered to SIGA, upon demand, and any holders of Pharmathene Capital Stock who have not therefore complied with this Article III shall thereafter look only to SIGA for the shares of SIGA Common Stock, to which they are entitled pursuant to Paragraph (b) of Section 2.2 hereof and any dividends or other distributions with respect to SIGA Common Stock to which they are entitled pursuant to Section 3.3. Any portion of such remaining shares unclaimed by holders of Pharmathene Capital Stock as of a date which is immediately prior to such time as such shares or amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of SIGA free and clear of any claims or interest of any person previously entitled thereto.

ARTICLE IV

CLOSING

4.1 Time and Place of Closing.

Pharmathene, SIGA and Merger Sub shall regularly communicate and consult with each other with respect to the fulfillment of the various conditions to the obligations under this Agreement of the parties hereto. The exchange of certificates, opinions and other documents contemplated by this Agreement (hereinafter referred to as the “Closing”) shall be held at the offices of McCarter & English LLP, 245 Park Avenue, 27th Floor, New York, New York 10167, at 10:00 A.M., local time, at such time and date (hereinafter referred to as the “Closing Date”) as the parties may determine, such date to fall within ten business days after the satisfaction or waiver of the last of the conditions set forth in Articles IX, X and XI hereof to be satisfied or waived (other than conditions with respect to actions the parties shall take at the Closing), or such other time and date as may be agreed upon by the parties hereto. For purposes of this Agreement, “business day” shall mean any day on which the principal offices of the Securities and Exchange Commission (the “SEC”) in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

4.2 Certificate of Merger.

In the event that, at or prior to the Closing, none of the parties has exercised any right it may have to terminate this Agreement, and no condition to the obligations of the parties exists that is not waived, the parties shall, on the Closing Date, execute the certificate of merger, in the form attached hereto as Exhibit B (hereinafter referred to as the “Certificate of Merger”), and, as soon thereafter as is practicable cause it to be filed with the Secretary of State of the State of Delaware in accordance with the GCL.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PHARMATHENE

Pharmathene hereby represents and warrants to SIGA as follows, except as set forth in the written disclosure schedules delivered by Pharmathene to SIGA (the “Pharmathene Disclosure Schedules”). The Pharmathene Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article V. The disclosures in any section or subsection of the Pharmathene Disclosure Schedules shall qualify other sections and subsections in this Article V to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Pharmathene Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect (as defined below), or is outside the ordinary course of business. For purposes of this Agreement, the phrase “to the knowledge of Pharmathene” or any phrase of similar import shall mean the actual or constructive knowledge of any person holding the office or position, or fulfilling the function of a director or officer of Pharmathene.

5.1 Incorporation.

(a) Pharmathene is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to conduct its business as currently conducted, to perform all of its obligations under the agreements to which it is a party, including, without limitation, this Agreement, and upon the receipt of authorization of the holders of Pharmathene Capital Stock in accordance with the GCL, to consummate the Merger. Pharmathene is in good standing in each other jurisdiction wherein the failure so to qualify, individually or in the aggregate, would have a Material Adverse Effect (as hereinafter defined). The copies of the certificate of incorporation and by-laws of Pharmathene which have been delivered to SIGA and Merger Sub by Pharmathene are complete and correct.

(b) For purposes of this Agreement:

(i) “Material Adverse Effect” with respect to a party shall mean any change, effect, event, occurrence or state of facts which is, or is reasonably expected to be, materially adverse to the business, financial condition, results of operations or prospects of such party and its subsidiaries (as hereinafter defined), taken as a whole, other than any change, effect, event or occurrence relating to (i) the economy or securities markets of the United States or any other region in general or (ii) this Agreement or the transactions contemplated hereby or the announcement thereof; and

(ii) each reference to a “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

5.2 Authorization.

The execution and delivery of this Agreement by Pharmathene, the performance by Pharmathene of its covenants and agreements hereunder and thereunder and upon the receipt of authorization of the holders of Pharmathene Capital Stock in accordance with the GCL, the consummation by Pharmathene of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. When executed and delivered by Pharmathene, this Agreement shall constitute the valid and legally binding obligations of Pharmathene, enforceable against Pharmathene in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.

5.3 Conflicts.

Neither the execution and delivery of this Agreement, nor upon the receipt of authorization of the holders of Pharmathene Capital Stock in accordance with the GCL, the consummation of the transactions contemplated herein, will violate any provision of the certificate of incorporation or by-laws of Pharmathene or, subject to compliance with the regulatory requirements hereinafter specified in this Section 5.3, any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon Pharmathene or any of its subsidiaries or conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, or create any cause for termination under, the terms of any material contract or agreement to which Pharmathene or any subsidiary is a party or by which Pharmathene or any subsidiary or any of their respective properties or assets is bound. Other than the approval of the consummation of the transactions contemplated by this Agreement in accordance with the GCL by the holders of Pharmathene Capital Stock, and except as set forth on Schedule 5.3, no consents, approvals or authorizations, or filings or registrations with any governmental agency or authority or any other person or entity are required in connection with the execution and delivery of this Agreement by Pharmathene or the consummation by Pharmathene of the transactions contemplated hereby.

5.4 Capitalization.

The authorized Pharmathene Capital Stock consists of (i) 147,089,105 shares of Pharmathene Common Stock, of which 10,942,906 shares are issued and outstanding and (ii) 105,009,575 shares of Pharmathene Preferred Stock, of which (A) 16,442,000 shares have been designated as Series A Convertible Preferred Stock, 16,442,000 of which are issued or outstanding, (B) 65,768,001 shares have been designated as Series B Convertible Preferred Stock, 30,448,147 of which are issued or outstanding, and (C) 22,799,574 shares have been designated as Series C Convertible Preferred Stock, of which 14,946,479 shares are issued and outstanding. There are no other classes of capital stock of Pharmathene authorized, issued or outstanding. All of the outstanding shares of Pharmathene Capital Stock are, and all outstanding shares of Pharmathene Capital Stock issuable upon exercise of Pharmathene Options and Pharmathene Warrants will be, duly authorized, validly issued and fully paid and non-assessable, issued without violation of the preemptive rights of any person. Except as set forth on Schedule 5.4, there are no subscriptions, warrants, options, calls, commitments by or agreements to which Pharmathene is bound relating to the issuance, conversion, or purchase of any shares of Pharmathene Common Stock, or any other capital stock of Pharmathene, except for the options (“Pharmathene Options”) granted by Pharmathene pursuant to its 2002 Long Term Incentive Plan, as amended covering an aggregate of 9,193,683 shares of Pharmathene Common Stock. The Warrants described on Schedule 5.4 are hereinafter referred to as the “Pharmathene Warrants.” Except as set forth on Schedule 5.4, Pharmathene is not a party to any agreement or arrangement relating to the voting or control of any of its capital stock, or obligating Pharmathene, directly or indirectly, to sell any asset which is material to the businesses, financial condition, results of operations or prospects of Pharmathene and the Pharmathene subsidiaries (as hereinafter defined), taken as a whole (hereinafter referred to as “Pharmathene’s business or condition”). Except as set forth in Schedule 5.4, Pharmathene has not agreed to register any securities under the Securities Act of 1933, as amended (the “Securities Act”), under any arrangements that would require any such registration as a result of this Agreement or the transactions contemplated hereby or otherwise. All outstanding shares of Pharmathene Capital Stock, all outstanding Pharmathene Options, and all outstanding Pharmathene Warrants have been issued or granted in compliance with all applicable securities laws.

5.5 Subsidiaries.

(a) Schedule 5.5 annexed hereto sets forth the name of each corporation, partnership, joint venture, business trust or other legal entity in which Pharmathene, directly or indirectly, beneficially or legally owns or holds any capital stock or other proprietary interest (herein referred to, individually, as a “Pharmathene Subsidiary” and, collectively, as the “Pharmathene Subsidiaries”), the jurisdiction of its incorporation or formation, and Pharmathene’s direct or indirect ownership thereof. Each Pharmathene Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease and to perform all its obligations under the agreements to which it is a party and to conduct such Pharmathene Subsidiary’s business. Each Pharmathene Subsidiary is in good standing in each other jurisdiction wherein the failure so to qualify would, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.5, all of the outstanding shares of the capital stock of each Pharmathene Subsidiary are owned by Pharmathene and are duly authorized and validly issued, fully paid and non-assessable, issued without violation of the preemptive rights of any person, and are owned free and clear of any mortgages, deeds of trust, pledges, liens, security interests or any charges or encumbrances of any nature. Except as set forth on Schedule 5.5, no shares of capital stock or other proprietary interest of any Pharmathene Subsidiary is subject to any option, call, commitment or other agreement of any nature, and except as set forth on Schedule 5.5, there are no subscriptions, warrants, options, calls, commitments by agreements to which Pharmathene or any Pharmathene Subsidiary is bound relating to the issuance or purchase of any shares of capital stock of any Pharmathene Subsidiary. Except as set forth on Schedule 5.5, neither Pharmathene nor any Pharmathene Subsidiary is party to any agreement or arrangement relating to the voting or control of any capital stock of any Pharmathene Subsidiary, or obligating Pharmathene or any Pharmathene Subsidiary to sell any assets of any Pharmathene Subsidiary, which is material to Pharmathene’s business or condition. The copies of the certificates of incorporation and by-laws, or other instruments of formation, of each such Pharmathene Subsidiary, which have been delivered or made available to SIGA by Pharmathene are complete and correct.

5.6 Disputes and Litigation.

Except as set forth in Schedule 5.6, there is no action, suit, proceeding, or claim, pending or to the Knowledge of Pharmathene, threatened, and no investigation by any court or government or governmental agency or instrumentality, domestic or foreign, pending or to the Knowledge of Pharmathene, threatened, against Pharmathene or any of the Pharmathene Subsidiaries, before any court, government or governmental agency or instrumentality, domestic or foreign, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award, or other order of any court or government or governmental agency or instrumentality, domestic or foreign, against Pharmathene or any of the Pharmathene Subsidiaries.

5.7 Financial Statements.

(a) Set forth in Schedule 5.7 are: (i) the audited consolidated balance sheets of Pharmathene and the Pharmathene Subsidiaries as and at December 31, 2004 and 2005, respectively, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years then ended, together with the report of Ernst & Young LLP (hereinafter referred to as the “Accountant”) with respect thereto (hereinafter referred to as the “Pharmathene Audited Financial Statements”) and (ii) the consolidated balance sheet of Pharmathene and the Pharmathene Subsidiaries as and at March 31, 2006, and the related consolidated statements of income and cash flows for the three months then ended (hereinafter referred to as the “Pharmathene Interim Financial Statements” and, together with the Pharmathene Audited Financial Statements, the “Pharmathene Historical Financial Statements”).

(b) The Pharmathene Audited Financial Statements are true and correct and have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods to which such financial statements relate. The Pharmathene Audited Financial Statements fairly present, in all material respects, in conformity with such principles as so applied, the consolidated financial position and results of operations and cash flows of Pharmathene and the Pharmathene Subsidiaries, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the Pharmathene Audited Financial Statements fairly present, in all material respects, all liabilities of Pharmathene and the Pharmathene Subsidiaries, on a consolidated basis, of the types normally reflected in balance sheets as and at the respective dates thereof. All adjustments necessary to fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of Pharmathene and the Pharmathene Subsidiaries, and the changes in their cash flows, on a consolidated basis, for such periods have been included in the Pharmathene Audited Financial Statements.

(c) The Pharmathene Interim Financial Statements are true and correct and have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods to which such financial statements relate. The Pharmathene Interim Financial Statements fairly present, in all material respects, in conformity with such principles as so applied, the consolidated financial position and results of operations and cash flows of Pharmathene and the Pharmathene Subsidiaries, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the Pharmathene Interim Financial Statements fairly present, in all material respects, all liabilities of Pharmathene and the Pharmathene Subsidiaries, on a consolidated basis, of the types normally reflected in balance sheets as and at the respective dates thereof. All adjustments necessary to fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of Pharmathene and the Pharmathene Subsidiaries, and the changes in their cash flows, on a consolidated basis, for such periods have been included in the Pharmathene Interim Financial Statements.

(d) Each of Pharmathene and each Pharmathene Subsidiary: maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded timely as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2004, there have been no changes in the internal accounting controls or in other factors that could affect Pharmathene’s internal accounting controls.

5.8 Absence of Undisclosed Liabilities.

Except as set forth in Schedule 5.8 or as otherwise disclosed in this Agreement or the Pharmathene Historical Financial Statements, neither Pharmathene, nor any of the Pharmathene Subsidiaries has any liabilities, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, other than liabilities which, individually or in the aggregate, would not have a Material Adverse Effect, or any unrealized or anticipated losses from any unfavorable commitments or sales of products, other than those which, individually or in the aggregate, would not have a Material Adverse Effect.

5.9 Absence of Certain Changes.

Since December 31, 2005, Pharmathene and each Pharmathene Subsidiary has operated its business in the ordinary course consistent with past practice. Without limiting the generality of the immediately preceding sentence, except as set forth in Schedule 5.9, since December 31, 2005, neither Pharmathene nor any Pharmathene Subsidiary has:

(a) amended or otherwise modified its constituting documents or by-laws (or similar organizational documents);

(b) altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(c) with respect to, any shares of its capital stock or any other of its securities, granted, encumbered, issued or sold, or authorized for grant or encumbrance, issuance or sale, or granted, encumbered, issued or sold any options, warrants, purchase agreements, put agreement, call agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments fixed or contingent that could directly or indirectly, require Pharmathene or any Pharmathene Subsidiary to issue, sell, pledge, dispose of or otherwise cause to become outstanding, any of its authorized but unissued shares of capital stock or ownership interests, as appropriate, or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock or ownership interests, as appropriate or entered into any agreement, commitment or understanding calling for any of the above;

(d) declared, set aside or made any payment, dividend or other distribution upon any capital stock or, directly or indirectly, purchased, redeemed or otherwise acquired or disposed of any shares of capital stock or other securities of or other ownership interests in Pharmathene or any Pharmathene Subsidiary;

(e) incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practice; issued any notes or other corporate debt securities or paid or discharged any outstanding indebtedness, except in the ordinary course of business consistent with past practice; or waived any of its respective rights;

(f) mortgaged, pledged, subjected to any Lien (as hereinafter defined) or granted any security interest in any of its assets or properties; entered into any lease of real property or buildings; or, except in the ordinary course of business consistent with past practice, entered into any lease of machinery or equipment, or sold, transferred, leased to others or otherwise disposed of any tangible or intangible asset or property;

(g) effected any increase in salary, wages or other compensation of any kind, whether current or deferred, to any employee or agent, other than routine increases in the ordinary course of business consistent with past practice or as was required from time to time by governmental legislation affecting wages (provided, however, that in no event was any such increase in compensation made with respect to any employee or agent earning in excess of $100,000 per annum); made any bonus, pension, option, deferred compensation, or retirement payment, severance, profit sharing, or like payment to any employee or agent, except as required by the terms of plans or arrangements existing prior to such date (provided, however, that in no event was any such payment made with respect to any employee or agent earning in excess of $100,000 per annum); or entered into any salary, wage, severance, or other compensation agreement with a term of one year or longer with any employee or agent or made any contribution to any trust or plan for the benefit of any employee or agent, except as required by the terms of plans or arrangements existing prior to such date; or lost the employment services of any employee whose annual salary exceeded $100,000;

(h) adopted or, except as required by law, amended, any employee benefit plan other than as necessary in connection with the transactions contemplated hereby;

(i) entered into any transaction other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby;

(j) terminated or modified any Pharmathene Agreement, or received any written notice of termination of any Pharmathene Agreement, except for terminations of Pharmathene Agreements upon their expiration during such period in accordance with their terms;

(k) incurred or assumed any indebtedness for borrowed money or guaranteed any obligation or the net worth of any entity or person;

(l) discharged or satisfied any Lien other than those then required to be discharged or satisfied during such period in accordance with their original terms;

(m) paid any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Pharmathene Historical Financial Statements or incurred since December 31, 2005 in the ordinary course of business consistent with past practice;

(n) cancelled, waived or compromised any material debt or claim;

(o) suffered any damage, destruction, or loss to any of its assets or properties (whether or not covered by insurance) except for damage, destruction or loss occurring in the ordinary course of business which, individually or in the aggregate, would not have a Material Adverse Effect;

(p) made any loan or advance to any entity or person other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice;

(q) made any capital expenditures or capital additions or betterments in amounts which exceed $50,000 in the aggregate;

(r) purchased or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(s) changed its method of accounting or its accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process and accounts receivable, utilized in the preparation of the Pharmathene Historical Financial Statements, other than as required by GAAP;

(t) instituted or settled any litigation or any legal, administrative or arbitration action or proceeding before any court, government or governmental agency or instrumentality, domestic or foreign, relating to it or any of its properties or assets;

(u) made any new elections, changed any current elections or settled or compromised any liability with respect to its Taxes; or

(v) entered into any agreement or commitment to do any of the foregoing; or

(w) suffered any Material Adverse Effect;

and, since December 31, 2005, there has been no condition, development or contingency which, so far as reasonably may be foreseen, may, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, the term “Lien” shall be defined to mean any mortgage, deed of trust, security interest, pledge, lien, or other charge or encumbrance of any nature whatsoever except: (a) liens disclosed in either the Pharmathene Historical Financial Statements or SIGA Historical Financial Statements; (b) liens for taxes, assessments, or governmental charges or levies not yet due and delinquent; and (c) liens consisting of zoning or planning restrictions, easements, permits, any other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Pharmathene, SIGA or any of their subsidiaries.

5.10 Intellectual Property.

(a) As used in this Agreement, the term “Intellectual Property Rights” means all: (i) patents, patent applications, foreign patents and foreign patent applications, inventions and designs, and any registrations thereof with any agency or authority, (ii) trademarks, service marks, trade names, domain names, copyrights and mask works and all registrations and applications to register any of the foregoing with any agency or authority; (iii) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, including all formulae, processes, know-how, technical and clinical data, shop rights, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and any media or other tangible embodiment thereof and all descriptions thereof; (iv) all other technology and intangible property, including without limitation computer software and programs in object code or source code form, databases, and documentation and flow charts; and (v) all licenses, grants or other rights running to or from a person relating to any of the foregoing, including material transfer agreements.

(b) Set forth on Schedule 5.10 is a true, accurate and complete list of all Intellectual Property Rights owned, licensed or used by Pharmathene and that are material to the business of Pharmathene as presently conducted or as contemplated to be conducted (hereinafter referred to as the “Pharmathene Intellectual Property Rights”), specifying whether such Intellectual Property Rights are exclusive or non-exclusive to Pharmathene and including identifying information of all federal, state and foreign registrations of such Intellectual Property Rights or applications for registration thereof (but excluding software licenses that are generally commercially available).

(c) Pharmathene owns, is licensed to use, or otherwise has the full legal right to use all of the Pharmathene Intellectual Property Rights, free and clear of any Lien. To the knowledge of Pharmathene, such Pharmathene Intellectual Property Rights are sufficient for the conduct of Pharmathene’s business as presently conducted and to the knowledge of Pharmathene, as contemplated to be conducted, and constitute all of the Intellectual Property Rights owned, licensed or used by Pharmathene. Except for the licenses disclosed in Schedule 5.10 (hereinafter referred to as the “Pharmathene Licenses”), (i) Pharmathene is not bound by or a party to any rights or options (whether or not currently exercisable), licenses or agreements of any kind (other than software licenses that are generally commercially available) with respect to the Pharmathene Intellectual Property Rights and (ii) to Pharmathene’s knowledge, there are no other outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind relating to Pharmathene Intellectual Property Rights. Except under the Pharmathene Licenses identified in Schedule 5.10, Pharmathene is not obligated to pay any royalties or other compensation or expenses (other than fees for software licenses that are generally commercially available), to any third party in respect of its ownership, use or license of any of the Pharmathene Intellectual Property Rights. There has been no breach or violation by Pharmathene, and to the knowledge of Pharmathene there is no breach or violation by any other party to, any Pharmathene License that is reasonably likely to give rise to any termination or any loss of rights thereunder.

(d) Except as set forth in Schedule 5.10, to the knowledge of Pharmathene, neither Pharmathene’s business, as presently conducted or as contemplated to be conducted, nor the current and contemplated products or services of Pharmathene infringe, constitute the misappropriation of, or conflict with, any Intellectual Property Rights of any third party. Pharmathene is not aware of any claim, and has not received any notice or other communication (in writing or otherwise) of any claim from, any person asserting that Pharmathene’s business, as presently conducted or as contemplated to be conducted, or any of the current or contemplated products or services of Pharmathene infringe or may infringe, constitute the misappropriation of, or conflict with, any Intellectual Property Rights of another person. Pharmathene is not aware of any existing or threatened infringement, misappropriation, or competing claim by any third party on the right to use or own any of, the Pharmathene Intellectual Property Rights.

(e) Pharmathene has taken commercially reasonable measures and precautions to establish and preserve the confidentiality, secrecy and ownership of all Pharmathene Intellectual Property Rights with respect to its products and services. Without limiting the generality of the foregoing employees who have had access to confidential or proprietary information of Pharmathene have executed and delivered to Pharmathene confidentiality agreements in a form customary in the industry in which Pharmathene operates. Copies of such agreements have been delivered to SIGA, and all of such agreements are in full force and effect. Pharmathene is not aware of any violation of the confidentiality of any non-public Pharmathene Intellectual Property Rights. Pharmathene is not making unlawful use of any confidential information or trade secrets of any third party. To the knowledge of Pharmathene, the activities of Pharmathene’s employees, consultants, or independent contractors on behalf of Pharmathene’s business, as presently conducted and contemplated to be conducted, do not violate any agreements or arrangements which such employees have with former employers or any other third person. To the knowledge of Pharmathene, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any of the Pharmathene Intellectual Property Rights.

(f) Except as set forth in Schedule 5.10, to the knowledge of Pharmathene, no third party has infringed, misappropriated or otherwise conflicted with any of the Pharmathene Intellectual Property Rights. To the knowledge of Pharmathene, there are no third party challenges to the Pharmathene Intellectual Property Rights including interferences, reexaminations, oppositions and appeals.

(g) Except as set forth in Schedule 5.10, (i) there is no action, suit, order, claim, or to Pharmathene’s knowledge, governmental investigation pending, or, to Pharmathene’s knowledge, threatened in writing against Pharmathene or affecting Pharmathene, relating to the Pharmathene Intellectual Property and reasonably likely so as to cause a Material Adverse Effect (or to the knowledge of Pharmathene, pending or threatened in writing against any of the officers, directors or employees of Pharmathene with respect to Pharmathene’s business or proposed business activities) at law or in equity, or before of by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); (ii) nor has there been any such actions, suits, orders, claims, or to the knowledge of Pharmathene, governmental investigations or claims pending against Pharmathene at any time; (iii) to the knowledge of Pharmathene, there is no valid basis for any of the foregoing; (v) Pharmathene is not subject to any judgment, order or decree of any court or other governmental agency; and (vi) there is no action, suit, proceeding, or investigation by Pharmathene currently pending or which Pharmathene presently intends to initiate with respect to the transactions contemplated by the Agreement.

5.11 Taxes.

Except as set forth in Schedule 5.11:

(a) Pharmathene and each Pharmathene Subsidiary has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves have been established and which are being contested in good faith. There are no claims or assessments pending against Pharmathene or any Pharmathene Subsidiary for any alleged deficiency in any Tax, there are no pending or, to the knowledge of Pharmathene, threatened audits or investigations for or relating to any liability in respect of any Taxes, and Pharmathene has not been notified in writing of any proposed Tax claims or assessments against Pharmathene or any Pharmathene Subsidiary (other than in each case, claims or assessments for which adequate reserves have been established and which are being contested in good faith). Neither Pharmathene nor any Pharmathene Subsidiary has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by Pharmathene or any Pharmathene Subsidiary for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return. To the knowledge of Pharmathene, there are no liens for Taxes on the assets of Pharmathene or any Pharmathene Subsidiary except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent Pharmathene or any Pharmathene Subsidiary with respect to Taxes. Other than with respect to Pharmathene or any Pharmathene Subsidiary, neither Pharmathene nor any Pharmathene Subsidiary is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by Pharmathene or any Pharmathene Subsidiary with respect to any amounts of Taxes. Neither Pharmathene nor any Pharmathene Subsidiary has engaged in any transaction which requires its participation to be disclosed under Treas. Reg. Sec. 1.6011-4.

(b) For purposes of this Agreement, the term “Tax” shall mean any United States or Canadian federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative, or add-on minimum, ad valorem, transfer or excise tax, goods and services or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any governmental authority, together with any interest or penalty imposed thereon. The term “Tax Return” shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

5.12 Title.

Except as set forth in Schedule 5.12, Pharmathene and the Pharmathene Subsidiaries have good and marketable title to all of their respective assets and properties, in each case free and clear of all Liens. Pharmathene and the Pharmathene Subsidiaries lease or own all properties and assets necessary for the operation of their respective businesses as presently conducted, and the assets and properties of Pharmathene and the Pharmathene Subsidiaries include all of the assets, of every kind and nature, whether tangible or intangible, and wherever located, which are utilized by Pharmathene or the Pharmathene Subsidiaries in the conduct of their respective businesses. Neither Pharmathene nor the Pharmathene Subsidiaries have received notice of any violation of, or default under, any law, ordinance, order, regulation, or governmental or contractual requirement relating to the assets and properties of Pharmathene or the Pharmathene Subsidiaries which remains uncured or has not been dismissed, other than with respect to any violation which, individually or in the aggregate, would not have a Material Adverse Effect. All leases and licenses pursuant to which Pharmathene or the Pharmathene Subsidiaries lease or license personal and intangible property from others, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance) which would result in a Material Adverse Effect. All the tangible personal property owned or leased by Pharmathene or the Pharmathene Subsidiaries is in good operating condition and repair, subject only to ordinary wear and tear, and conforms in all respects to all applicable laws, ordinances, orders, regulations or governmental or contractual requirements relating to their operation.

5.13 Real Estate and Leases.

Set forth in Schedule 5.13 attached hereto is a list of every parcel of real estate owned by Pharmathene or a Pharmathene Subsidiary and a list of each lease agreement under which Pharmathene or any of the Pharmathene Subsidiaries is lessee of, or holds or operates, any real estate owned by any third party (collectively hereinafter referred to as the “Pharmathene Real Properties”). Pharmathene or a Pharmathene Subsidiary has good and marketable title to the properties owned by Pharmathene or a Pharmathene Subsidiary set forth on Schedule 5.13 and all fixtures thereon in fee simple absolute, subject to no Liens. There is no option or right held by any third party to purchase any such properties or any part thereof, or any of the fixtures and equipment thereon. All buildings, driveways and other improvements on such properties, respectively, are within its boundary lines, and no improvements on adjoining properties extend across the boundary lines onto such properties. Each lease agreement described in Schedule 5.13 is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Neither Pharmathene nor any Pharmathene Subsidiary is in a default under any such lease agreement, nor to the knowledge of Pharmathene is any other party to any such lease agreement in default thereunder, and no event has occurred, or is alleged to have occurred, which constitutes, or with lapse of time or giving of notice or both would constitute, a default by any party to any such lease agreement or a basis for a claim of force majeure or other claim of excusable delay or non-performance thereunder, other than with respect to any default, event or claim which, individually or in the aggregate, would not have any Material Adverse Effect.

    5.14 Contractual and Other Obligations.

(a) As used in this Agreement, the term the “Pharmathene Agreements” shall mean all mortgages, indentures, notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, to which Pharmathene or any of the Pharmathene Subsidiaries is a party or by which Pharmathene or any of the Pharmathene Subsidiaries or any of their respective properties may be bound or affected. Set forth or provided for on Schedule 5.14 attached hereto is a list, of each Pharmathene Agreement which is material to its business or condition, including but not limited to: (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by Pharmathene or any Pharmathene Subsidiary; (ii) any guaranty, direct or indirect, by Pharmathene or any Pharmathene Subsidiary of any obligation for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business; (iii) any Pharmathene Agreement made other than in the ordinary course of its business or providing for the grant of any preferential rights to purchase or lease any assets of Pharmathene or any Pharmathene Subsidiary, except for such agreements which, individually and in the aggregate, are not material to Pharmathene’s business or condition; (iv) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other companies; (v) any collective bargaining agreement with any trade or labor union; (vi) any Pharmathene Agreement to which (A) any officer of Pharmathene, (B) director of Pharmathene or (C) any stockholder of Pharmathene beneficially owning (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) more than 5% of the outstanding shares of Pharmathene Common Stock (determined on an as-converted basis) (herein referred to collectively, as the “Pharmathene Insiders”), is a party; (vii) any Pharmathene Agreement containing noncompetition or other limitations restricting the conduct of the business of Pharmathene or any Pharmathene Subsidiary; (viii) any license agreements to which Pharmathene or any Pharmathene Subsidiary is a party relating to any Intellectual Property; (ix) any partnership, shareholder agreement, joint venture or similar agreement; (x) any agreements with independent contractors; (xi) any agreements other than licenses related to any Intellectual Property; and (xii) any agreements with employees.

(b) No event has occurred, or, is alleged to have occurred, which constitutes or with lapse of time or giving of notice or both, would constitute a default or a basis for a claim of force majeure or other claim of excusable delay or non-performance by Pharmathene or any Pharmathene Subsidiary under any Pharmathene Agreements, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect. To the best of the knowledge of Pharmathene, no party with whom Pharmathene or any Pharmathene Subsidiary has any Pharmathene Agreement is in default in the performance of any covenant or condition thereunder or has failed in performance thereunder by reason of a claim of force majeure or other claim of excusable delay or non-performance thereunder.

5.15 Compensation.

Except as disclosed in Schedule 5.15 attached hereto, neither Pharmathene nor any Pharmathene Subsidiary has any agreement with any employee with regard to compensation, whether individually or collectively, except agreements terminable by Pharmathene or any Pharmathene Subsidiary at will without penalty or with respect to employees located in Canada, by providing the notice or indemnity required by applicable Canadian federal or provincial law, or oral agreements terminable by Pharmathene or a Pharmathene Subsidiary on not more than 30 days notice or with respect to employees located in Canada, any notice or indemnity required by applicable Canadian federal or provincial law without penalty, and set forth in Schedule 5.15 is a list of all employees of Pharmathene and each Pharmathene Subsidiary entitled to receive annual compensation in excess of $100,000 and their respective positions and salaries. No union or other collective bargaining unit has been certified or recognized by Pharmathene or any Pharmathene Subsidiary as representing any of their respective employees. Neither Pharmathene nor SIGA will incur any liability with respect to any payment due or damage suffered by any employee of Pharmathene or any Pharmathene Subsidiary, including, but not limited to, any claims for severance, termination benefits or similar claims, by virtue of the operation of the Merger and the transactions contemplated hereby.

5.16 Employee Benefit Plans.

(a) Except as set forth on Schedule 5.16, neither Pharmathene nor any Pharmathene Subsidiary maintains, sponsors, contributes to, is required to contribute to, is a party to, or otherwise has or is reasonably expected to have any liability (contingent or otherwise) with respect to (1) any “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, (3) any plan or agreement providing for bonuses, stock options, stock appreciation rights, stock purchase plans or other forms of equity-based compensation, (4) any other plan or agreement involving direct or indirect compensation (including any deferred compensation) other than workers’ compensation, unemployment compensation and other government programs, (5) any employment, severance, separation, change of control or other similar contract, arrangement or policy providing for insurance coverage, salary continuation, non-statutory workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, pension, supplemental pension, savings, retirement savings, fringe benefits, deferred compensation, profit-sharing, bonuses, other forms of incentive compensation or post-retirement insurance, compensation or benefits, (6) any other employee benefit plan, arrangement, program, agreement, policy or practice, formal or informal, funded or unfunded, insured or self-insured, that covers any current or former employee of Pharmathene or any Pharmathene Subsidiary, or (7) any multiemployer plan (within the meaning of Section 3(37) of ERISA) (hereinafter “Multiemployer Plan”). Each plan or agreement required to be set forth on Schedule 5.16, other than a Multiemployer Plan, pursuant to the foregoing is referred to herein as a “Pharmathene Benefit Plan.”

(b) Pharmathene has delivered or made available to SIGA the following documents with respect to each Pharmathene Benefit Plan: (1) correct and complete copies of all documents embodying such Pharmathene Benefit Plan, including

(without limitation) all amendments thereto and all related trust documents, (2) a written description of any Pharmathene Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description, summary of material modifications and other similar descriptive materials distributed to plan participants and beneficiaries, (4) the most recent Internal Revenue Service (“IRS”) determination letter or similar forms of any applicable foreign jurisdiction, if any, (5) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, and (6) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts and group insurance contracts.

(c) Each Pharmathene Benefit Plan materially complies, and has been maintained and administered in all material respects in compliance with, its terms and with the requirements prescribed by any and all applicable law, including (without limitation) ERISA and the Code. All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Pharmathene Benefit Plans have been timely made or accrued. Neither Pharmathene nor any Pharmathene Subsidiary has taken or failed to take any action with respect to any Pharmathene Benefit Plan which might create any material liability on the part of Pharmathene or any Pharmathene Subsidiary.

(d) Neither Pharmathene nor any Pharmathene Subsidiary maintains, participates in or contributes to, nor have they ever maintained, participated in, or contributed to, any Multiemployer Plan, a plan described in Section 413 of the Code, or any plan subject to Title IV of ERISA or Section 302 of ERISA. Neither Pharmathene nor any Pharmathene Subsidiary has any outstanding or contingent obligations or liabilities (including, without limitation, any withdrawal liability) with respect to a Multiemployer Plan providing pension or other benefits, a plan described in Section 413 of the Code, or any plan subject to Title IV of ERISA or Section 302 of ERISA.

(e) Neither Pharmathene nor any Pharmathene Subsidiary is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. With respect to each Benefit Plan which is a “group health plan” as defined in Section 5000(b)(1) of the Code and Section 607(l) of ERISA, Pharmathene and each Pharmathene Subsidiary has complied in all material respects with the applicable health care continuation requirements in Section 4980B of the Code and in ERISA. Pharmathene, and each Pharmathene Subsidiary, and each Pharmathene Benefit Plan which is a group health plan has, as of the date hereof, complied in all material respects with the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to employees of Pharmathene and each Pharmathene Subsidiary. No “prohibited transaction,” within the meaning of Section 4975(c) of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Pharmathene Benefit Plan.

(f) Except as set forth on Schedule 5.16, there is no contract, plan or arrangement covering any employee or former employee of Pharmathene or any Pharmathene Subsidiary that, individually or collectively, would give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Pharmathene or such Pharmathene Subsidiary by reason of Section 280G or 162(m) of the Code.

(g) No material action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the knowledge of Pharmathene, threatened against or with respect to any Pharmathene Benefit Plan, or the assets or any fiduciary thereof (in that person's capacity as a fiduciary of such Pharmathene Benefit Plan) and to the knowledge of Pharmathene, there are no facts likely to give rise to any such action, suit or claim. There are no audits, inquiries or proceedings pending or, to the knowledge of Pharmathene, threatened by the IRS or the Department of Labor or corresponding authority in Canada with respect to any Pharmathene Benefit Plan, and no Pharmathene Benefit Plan has been the subject of any application for relief under the Internal Revenue Service Employee Plans Compliance Resolution Program or the Closing Agreement Program, nor has any Pharmathene Benefit Plan been the subject of any application for relief under the United States Department of Labor Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Compliance Program.

(h) All Pharmathene Benefit Plans that are intended to be qualified and exempt from United States federal income taxes under Section 401(a) and Section 501(a), respectively, of the Code, have been the subject of favorable determination letters or in the case of prototype plans, opinion letters, from the IRS which consider the effect of the series of laws commonly known as GUST, and no such determination letter has been revoked nor has revocation been threatened.

(i) Each “fiduciary” (within the meaning of Section 3(21)(A) of ERISA) as to each Pharmathene Benefit Plan has complied in all material respects with the requirements of ERISA and all other applicable law in respect of each such Pharmathene Benefit Plan.

(j) Except as set forth in Schedule 5.16, all required employer and employee contributions and premiums under the Pharmathene Benefit Plans to the date hereof have been paid or duly accrued, the respective fund or funds established under the Pharmathene Benefit Plans are, in all material respects, funded in accordance with all applicable law and such plans, and no material past service funding liabilities exist thereunder.

(k) Other than any pension benefits payable under the Benefit Plans, neither Pharmathene nor any Pharmathene Subsidiary is under any obligation to provide benefits or coverage under a Pharmathene Benefit Plan to retirees of Pharmathene or any Pharmathene Subsidiary or other former employees of Pharmathene or any Pharmathene Subsidiary (or the beneficiaries of such retirees or former employees), including, but not limited to, retiree health care coverage (except to the extent mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985).

(l) Neither Pharmathene nor any Pharmathene Subsidiary maintains any voluntary employees’ beneficiary association within the meaning of Sections 501(c)(9) and 505 of the Code (a VEBA) with respect to any Pharmathene Benefit Plan.

(m) No commitments have been made by Pharmathene or any Pharmathene Subsidiary to amend any Pharmathene Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by applicable laws or as disclosed in Schedule 5.16. None of the Pharmathene Benefit Plans require or permit retroactive increases or assessments in premiums or payments. Except as set forth in Schedule 5.16, all Pharmathene Benefit Plans can be amended or terminated without any restrictions and Pharmathene or a Pharmathene Subsidiary has the unrestricted power to amend or terminate any of the Pharmathene Benefit Plans.

5.17 Labor Relations.

There are no disputes pending or to the knowledge of Pharmathene, threatened between Pharmathene or any Pharmathene Subsidiary on the one hand and any of their respective employees on the other, and there are no organizational efforts currently being made or to the knowledge of Pharmathene threatened involving any of such employees. Pharmathene has complied with all laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and is not liable for any material arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing.

5.18 Transactions with Affiliated Persons.

Except (i) for employment relationships between Pharmathene or any of the Pharmathene Subsidiaries and employees of Pharmathene or any of the Pharmathene Subsidiaries otherwise disclosed pursuant to this Agreement, (ii) for remuneration by Pharmathene or any of the Pharmathene Subsidiaries for services rendered as a director, officer or employee of Pharmathene or any of the Pharmathene Subsidiaries otherwise disclosed pursuant to this Agreement, or (iii) as set forth in Schedule 5.18, (A) neither Pharmathene nor any of the Pharmathene Subsidiaries has, and has not since its inception, in the ordinary course of business or otherwise, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to any affiliate of Pharmathene or any of the Pharmathene Subsidiaries; (B) neither Pharmathene nor any of the Pharmathene Subsidiaries owes any amount to any affiliate of Pharmathene or any of the Pharmathene Subsidiaries; (C) no affiliate of Pharmathene or any of the Pharmathene Subsidiaries owes any amount to any of Pharmathene or any of the Pharmathene Subsidiaries; and (D) no part of the property or assets of any affiliate of Pharmathene or any of the Pharmathene Subsidiaries is used by any of Pharmathene or any of the Pharmathene Subsidiaries in the conduct or operation of its businesses. No affiliate of Pharmathene or any of the Pharmathene Subsidiaries owns any business which is a significant competitor of Pharmathene or any of the Pharmathene Subsidiaries.

5.19 Insurance.

As of the date of this Agreement, Pharmathene and the Pharmathene Subsidiaries maintain insurance policies, and bonding arrangements, covering all of their respective assets and properties, and in each case the various occurrences which may arise in connection with the operation of their respective businesses. Schedule 5.19 attached hereto sets forth all such policies and bonding arrangements. Such policies and bonding arrangements are in full force and effect, all premiums and other amounts due thereon have been paid, and Pharmathene, and the Pharmathene Subsidiaries have complied with the provisions of such policies and bonding arrangements. There are no notices of any pending or threatened terminations or premium increases with respect to any such policies or bonding arrangements, and such policies and bonding arrangements will not be modified as a result of or terminate or lapse by reason of, the transactions contemplated by this Agreement.

5.20 Licenses; Franchises; Rights.

Each of Pharmathene and the Pharmathene Subsidiaries has (or has made timely application for) all franchises, licenses, permits and other governmental and non-governmental approvals necessary to enable it to carry on its business as currently conducted, and to the knowledge of Pharmathene, the employees and agents of Pharmathene and the Pharmathene Subsidiaries also have all such franchises, licenses, permits, governmental and other approvals required of them in carrying out their duties on behalf of Pharmathene and the Pharmathene Subsidiaries, except for such franchises, licenses, permits and other approvals the failure to hold which, individually or in the aggregate, would not have a Material Adverse Effect. All such franchises, licenses, permits, and governmental and other approvals are in full force and effect, there has been no default or breach thereunder, and there is no pending or threatened proceeding under which any may be revoked, terminated or suspended, except insofar as would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of this Agreement, and the consummation of the Merger, will not adversely affect or otherwise impair the ability of the Surviving Corporation fully to enjoy the benefits of any such franchises, licenses, permits or governmental and other approvals. Schedule 5.20 attached hereto identifies each material permit, license and other approval required by any national, state, commonwealth, or territorial government to be maintained by Pharmathene or any Pharmathene Subsidiary in order to conduct its current operations. Neither Pharmathene nor any Pharmathene Subsidiary has violated, or is alleged to have violated, any law, rule, regulation, judgment, stipulation, injunction, decree, determination, award or other order of any government, or governmental agency or instrumentality, domestic or foreign, binding upon Pharmathene or any Pharmathene Subsidiary which violation, individually or in aggregate, would have a Material Adverse Effect.

5.21 Environmental Matters.

(a) Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below.

(i) “Environment” shall mean air, land, surface soil, subsurface soil, sediment, surface water, groundwater, wetlands and all flora and fauna present therein or thereon.

(ii) “Environmental Conditions” shall mean any pollution or contamination or threatened pollution or contamination of, or the Release or threatened Release of Hazardous Materials into, the Environment.

(iii) “Environmental Laws” means all federal, regional, state, county or local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives and judgments relating to public health or safety, pollution, damage to or protection of the Environment, Environmental Conditions, Releases or threatened Releases of Hazardous Materials into the Environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, including but not limited to, the Federal Water Pollution Control Act, 33 U.S.C. §§ 1231-1387; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901-6991 (“RCRA”); the Clean Air Act, 42 U.S.C. §§7401-7642; the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601-9675 (“CERCLA”); the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2629; the Federal Occupational Safety and Health Act, 29 U.S.C. § 657 et seq. (“OSHA”); comparable state laws; and any and all rules and regulations promulgated thereunder.

(iv) “Hazardous Materials” shall mean any substances, materials or wastes, whether liquid, gaseous or solid, or any pollutant or contaminant, that is infectious, toxic, hazardous, explosive, corrosive, flammable or radioactive, including without limitation, petroleum, polychlorinated biphenyls, asbestos and asbestos containing materials and urea formaldehyde, or that is regulated under, defined, listed or included in any Environmental Laws, including without limitation, CERCLA, RCRA and OSHA.

(v) “Release” shall mean any intentional or unintentional release, discharge, burial, spill, leaking, pumping, pouring. emitting, emptying, injection, disposal or dumping into the Environment.

(b) Except as set forth in Schedule 5.21:

(i) The respective businesses of Pharmathene and the Pharmathene Subsidiaries, and the Pharmathene Real Properties, are, and at all times have been, in compliance with all applicable Environmental Laws, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

(ii) Pharmathene possess all permits, authorizations, licenses, approvals and consents required under Environmental Laws (“Environmental Permits”) in order to conduct its business as it is now being conducted. Pharmathene is in compliance with all requirements, terms and provisions of such Environmental Permits, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

(iii) Pharmathene and each Pharmathene Subsidiary has filed on a timely basis (and updated as required) all reports, disclosures, notifications, applications, pollution prevention, stormwater prevention or discharge prevention or response plans or other emergency or contingency plans required to be filed under Environmental Laws with respect to its business and the Pharmathene Real Properties.

(iv) Neither Pharmathene nor, to the knowledge of Pharmathene, any Pharmathene Subsidiary has received any notice that Pharmathene, any Pharmathene Subsidiary or any of the Pharmathene Real Properties: (1) is in violation of the requirements of any Environmental Permit or Environmental Laws; (2) is the subject of any suit, claim, proceeding, demand, order, investigation or request or demand for information arising under any Environmental Permit or Environmental Laws; or (3) has actual or potential liability under any Environmental Laws, including without limitation, CERCLA, RCRA or any comparable state or local Environmental Laws.

(v) To the knowledge of Pharmathene, there are no Environmental Conditions or other facts, circumstances or activities arising out of or relating to the business of Pharmathene or any Pharmathene Subsidiary or the use, operation or occupancy by Pharmathene or any Pharmathene Subsidiary of any of the Pharmathene Real Properties that result or reasonably could be expected to result in (1) any obligation of Pharmathene or any Pharmathene Subsidiary to file any report or notice, to conduct any investigation, sampling or monitoring or to effect any environmental cleanup or remediation, whether on-site or offsite; or (2) liability, either to governmental agencies or third parties, for damages (whether to person, property or natural resources), cleanup costs or remedial costs of any kind or nature whatsoever.

(vi) Neither Pharmathene nor, to the knowledge of Pharmathene, any Pharmathene Subsidiary has transported for storage, treatment or disposal, by contract, agreement or otherwise, or arranged for the transportation, storage, treatment or disposal, of any Hazardous Material at or to any location including, without limitation, any location used for the treatment, storage or disposal of Hazardous Materials.

5.22 Food And Drug Administration Matters.

(a) For purposes of this Agreement: (i)”FDA” means the United States Food and Drug Administration and corresponding regulatory agencies in other countries and in states of the United States, (ii) “FDA Clearance and Approval” means any pre-market notification or pre-market approval application, consent, certificate, registration, permit, license or other authorization, and the filing of any notification, application, report or information, required by the FDA or any other government entity pursuant to any FDA Law, (iii) “FDA Company Contractor” means any person with which Pharmathene or SIGA, as the case may be, formerly or presently had or has any agreement or arrangement (whether oral or written) under which that person has or had physical possession of, or was or is obligated to develop, test, process, investigate, manufacture or produce, any FDA Regulated Product on behalf of Pharmathene, (iv)”FDA Law” means any statute, regulation, judicial or administrative interpretation, guideline, point-to-consider, recommendation or standard international guidance relating to any FDA Regulated Product, including, without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. sec. 301 et seq., the FDA Modernization Act of 1997, Stand Alone Provisions, Pub. L. No. 105-115, 111 Stat. 2295 (1997), and equivalent statutes, regulations and guidances adopted by countries, international bodies and other jurisdictions, in addition to the United States, where Pharmathene has facilities, does business, or directly or through others sells or offers for sale any FDA Regulated Product, and (v) “FDA Regulated Product” means any product or component including, without limitation, any medical device, that is studied, used, held or offered for sale for human research or investigation or clinical use.

(b) Pharmathene has not obtained any clearances or approvals from the FDA to conduct its current businesses, to manufacture, hold or sell FDA Regulated Products, and to use and occupy the Pharmathene Real Properties.

(c) Pharmathene has no obligations to submit reports and filings to the FDA.

(d) Except as set forth in Schedule 5.22, there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice, demand letter, proceeding or request for information pending or any liability (whether actual or contingent) to comply with any FDA Laws. There is no act, omission, event or circumstance of which Pharmathene has knowledge that may give rise to any such action, suit, demand, claim, complaint, hearing, notice of violation, investigations, notice, demand letter, proceeding or request, or any such liability:

(i) against, involving or of Pharmathene, or

(ii) against, involving or of any other person (including, without limitation, any FDA Company Contractor) that could be imputed or attributed to Pharmathene.

(f) There has not been any violation of any FDA Laws by Pharmathene in their prior product developmental efforts, or any other government entity (or any failure to make any such submission or report) that could reasonably be expected to require investigation, corrective action or enforcement action.

5.23 Brokers and Finders.

Except as set forth in Schedule 5.23, neither Pharmathene, nor any Pharmathene Subsidiary, nor any director, officer, agent or employee thereof has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

5.24 Absence of Certain Business Practices.

Neither Pharmathene nor any of the Pharmathene Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of Pharmathene, any of the employees or agents of

Pharmathene or any of the Pharmathene Subsidiaries, has directly or indirectly (a) made any contribution or gift which contribution or gift is in violation of any applicable Law, (b) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of Pharmathene or any of the Pharmathene Subsidiaries, or any affiliate of  Pharmathene or any of the Pharmathene Subsidiaries, or (iv) in violation of any Law or legal requirement, or (c) established or maintained any fund or asset of Pharmathene or any of the Pharmathene Subsidiaries, that has not been recorded in the books and records of Pharmathene or the appropriate Pharmathene Subsidiary. For purposes of this Agreement, the term “Person” shall mean an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereto, and the term “Law” shall mean any law in any jurisdiction (including common law), statute, code, ordinance, rule, regulation, permit, order, decree or other requirement or guideline.

5.25 Restrictions on Business Activities.

There are no judgments, injunctions, orders or decrees binding upon any of Pharmathene or any of the Pharmathene Subsidiaries, or, to the knowledge of Pharmathene, threatened, that has or could either individually or in the aggregate reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by Pharmathene or any of the Pharmathene Subsidiaries, as currently conducted or any business practice of Pharmathene or any of the Pharmathene Subsidiaries, including the acquisition of property, the sale of products, the provision of services, the hiring of employees, and the solicitation of customers.

5.26 Section 203 of GCL Not Applicable.

The Board of Directors of Pharmathene has taken all actions so that the restrictions contained in Section 203 of the GCL applicable to a “business combination” (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

5.27 Books and Records.

The books and records of Pharmathene and each of the Pharmathene Subsidiaries with respect to Pharmathene and any of the Pharmathene Subsidiaries, their operations, employees and properties have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made, and all transactions involving Pharmathene and any of the Pharmathene Subsidiaries, have been accurately accounted for.

5.28 Disclosure.

None of the representations or warranties of Pharmathene contained herein and none of the information contained in the Pharmathene Disclosure Schedule is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SIGA AND MERGER SUB

Each of SIGA and Merger Sub hereby represents and warrants to Pharmathene as follows, except as set forth in the written disclosure schedules delivered by SIGA to Pharmathene (the “SIGA Disclosure Schedules”). The SIGA Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article VI. The disclosures in any section or subsection of the SIGA Disclosure Schedules shall qualify other sections and subsections in this Article VI to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the SIGA Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the phrase “to the knowledge of SIGA” or any phrase of similar import shall mean the actual or constructive knowledge of any person holding the office or position, or fulfilling the function of a director or officer of SIGA or Merger Sub.

6.1 Incorporation.

SIGA is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to conduct its business as currently conducted, to perform all of its obligations under the agreements to which it is a party, including, without limitation, this Agreement, and upon the receipt of authorization of the stockholders of SIGA, in accordance with the GCL, to consummate the Merger. SIGA is in good standing in each other jurisdiction wherein the failure so to qualify, individually or in the aggregate, would have a Material Adverse Effect. The copies of the certificate of incorporation and by-laws of SIGA which have been delivered to Pharmathene by SIGA are complete and correct.

6.2 Authorization.

The execution and delivery of this Agreement SIGA and Merger Sub, the performance by SIGA and Merger Sub of their respective covenants and agreements hereunder and thereunder and upon the receipt of authorization of the stockholders of SIGA, in accordance with the GCL, the consummation by SIGA and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. When executed and delivered by SIGA and Merger Sub, this Agreement shall constitute the valid and legally binding obligations of SIGA and Merger Sub, respectively, enforceable against SIGA and Merger Sub in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.

       6.3 Conflicts.

Neither the execution and delivery of this Agreement, nor upon the receipt of authorization of the stockholders of SIGA, in accordance with the GCL, the consummation of the transactions contemplated herein, including without limitation, the PIPE (as hereinafter defined), will violate any provision of the certificate of incorporation or by-laws of SIGA or Merger Sub or, subject to compliance with the regulatory requirements hereinafter specified in this Section 6.3, any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon SIGA or Merger Sub or any of their subsidiaries or conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, or create any cause for termination under, the terms of any material contract or agreement to which SIGA, Merger Sub or any of their respective subsidiaries is a party or by which SIGA, Merger Sub, or any of their respective subsidiaries or any of their respective properties or assets is bound. Other than the approval of the consummation of the transactions contemplated by this Agreement in accordance with the GCL by the stockholders of SIGA and except as set forth on Schedule 6.3, no consents, approvals or authorizations, or filings or registrations with any governmental agency or authority or any other person or entity are required in connection with the execution and delivery of this Agreement by SIGA or Merger Sub or the consummation by SIGA or Merger Sub of the transactions contemplated hereby, including without limitation, the PIPE (as hereinafter defined).

6.4 Capitalization.

(a) The authorized capital stock of SIGA consists of (i) 50,000,000 shares of SIGA Common Stock, of which 26,500,648 shares are issued and outstanding, and (ii) 10,000,000 shares of Preferred Stock, of which 10,000,000 are designated as Series A Preferred Stock (hereinafter referred to as the “SIGA Preferred Stock” and together with the SIGA Common Stock the “SIGA Capital Stock”), of which 68,038 shares are issued and outstanding. There is no other class of SIGA authorized, issued or outstanding. All of the outstanding shares of SIGA Common Stock and SIGA Preferred Stock are, and all outstanding shares of SIGA Common Stock issuable upon exercise of SIGA Options (as hereinafter defined) and SIGA Warrants (as hereinafter defined) will be, duly authorized, validly issued and fully paid and non-assessable, issued without violation of the preemptive rights of any person. Except as set forth on Schedule 6.4, there are no subscriptions, warrants, options, calls, commitments by or agreements to which SIGA is bound relating to the issuance, conversion, or purchase of any shares of SIGA Common Stock, or any other capital stock of SIGA, except for the options (the “SIGA Options”) granted by SIGA pursuant to the SIGA Stock Option Plan covering an aggregate of 8,238,727 shares of SIGA Common Stock. The warrants described on Schedule 6.4 are hereinafter referred to as the “SIGA Warrants.” The aggregate number of shares of SIGA Common Stock issuable upon the exercise of SIGA Options or SIGA Warrants, for an exercise price greater than $2.00 per share (hereinafter referred to as the “Partially Excluded Derivative Shares”), is 7,264,439. SIGA is not a party to any agreement or arrangement relating to the voting or control of any of its capital stock, or obligating SIGA, directly or indirectly, to sell any asset which is material to the businesses, financial condition, results of operations or prospects of SIGA and the SIGA Subsidiaries (as hereinafter defined), taken as a whole (hereinafter referred to as “SIGA’s business or condition”). Except as set forth in Schedule 6.4, SIGA has not agreed to register any securities under the Securities Act, under any arrangements that would require any such registration as a result of this agreement or the transactions contemplated hereby or otherwise. All outstanding shares of SIGA Capital Stock, all outstanding SIGA Options, and all outstanding SIGA Warrants have been issued or granted in compliance with all applicable securities laws.

(b) Except as set forth on Schedule 6.4, there are no anti-dilution or price adjustment provisions contained in any security issued by SIGA (or in any agreement providing rights to SIGA’s security holders) and except as set forth on Schedule 6.4, the sale and issuance of the Aggregate Merger Consideration or securities to be issued in connection with the PIPE will not obligate SIGA to issue shares of SIGA Common Stock or any other securities to any person (other than as contemplated by this Agreement or the PIPE) and except as set forth on Schedule 6.4, will not result in a right of any holder of SIGA securities to adjust the exercise, conversion, exchange or reset price under such securities.

(c) SIGA is not a reporting issuer under securities legislation in Canada.

(d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.01 par value per share (“Merger Sub Common Stock”). All of the issued and outstanding shares of Merger Sub Common Stock are owned by SIGA. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any shares of Merger Sub Common Stock to any party, other than SIGA.

6.5 Subsidiaries.

Schedule 6.5 annexed hereto sets forth the name of each corporation, partnership, joint venture, business trust or other legal entity in which SIGA, directly or indirectly, beneficially or legally owns or holds any capital stock or other proprietary interest (herein referred to, individually, as a “SIGA Subsidiary” and, collectively, as the “SIGA Subsidiaries”), the jurisdiction of its incorporation or formation, and SIGA’s direct or indirect ownership thereof. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease and to perform all its obligations under the agreements to which it is a party and to conduct such Subsidiary’s business. No SIGA Subsidiary is a resident of Canada for purposes of the Income Tax Act (Canada) and none of SIGA or any SIGA Subsidiary files any Tax Returns with any governmental entity of Canada or any political subdivision thereof. Each SIGA Subsidiary is in good standing in each other jurisdiction wherein the failure so to qualify would, individually or in the aggregate, have a Material Adverse Effect. All of the outstanding shares of the capital stock of each SIGA Subsidiary are owned by SIGA and are duly authorized and validly issued, fully paid and non-assessable, issued without violation of the preemptive rights of any person, and are owned free and clear of any mortgages, deeds of trust, pledges, liens, security interests or any charges or encumbrances of any nature. No shares of capital stock or other proprietary interest of any SIGA Subsidiary is subject to any option, call, commitment or other agreement of any nature, and there are no subscriptions, warrants, options, calls, commitments by agreements to which SIGA or any SIGA Subsidiary is bound relating to the issuance or purchase of any shares of capital stock of any SIGA Subsidiary. Neither SIGA nor any SIGA Subsidiary is party to any agreement or arrangement relating to the voting or control of any capital stock of any SIGA Subsidiary, or obligating SIGA or any SIGA Subsidiary to sell any assets of any SIGA Subsidiary which is material to SIGA’s business or condition. The copies of the certificates of incorporation and by-laws, or other instruments of formation, of each such SIGA Subsidiary, which have been delivered or made available to Pharmathene by SIGA are complete and correct.

6.6 Disputes and Litigation.

Except as set forth in SIGA’s Form 10-K filed with the SEC with respect to the fiscal year ended December 31, 2005 (hereinafter referred to as the “Form 10-K”), SIGA’s Form 10-Q filed with the SEC with respect to the three months ended on March 31, 2006 (hereinafter referred to as the “Form 10-Q”), in any Form 8-K filed by SIGA with the SEC between the date of the Form 10-K and the date hereof (each hereinafter referred to as a “Form 8-K”) or any amendment to the Form 10-K, the Form 10-Q a Form 8-K filed prior to the execution of this Agreement (hereinafter referred to as “Publicly Disclosed”), there is no action, suit, proceeding, or claim, pending or to the Knowledge of SIGA, threatened, and no investigation by any court or government or governmental agency or instrumentality, domestic or foreign, pending or to the Knowledge of SIGA, threatened, against SIGA or any of the SIGA Subsidiaries, before any court, government or governmental agency or instrumentality, domestic or foreign, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award, or other order of any court or government or governmental agency or instrumentality, domestic or foreign, against SIGA or any of the SIGA Subsidiaries.

6.7 Financial Statements and SEC Filings.

(a) The consolidated financial statements (hereinafter referred to collectively as the “SIGA Audited Financial Statements”) of SIGA and its consolidated subsidiaries contained in each Form 10-K or Form 10-KSB filed, with respect to the fiscal years ended December 31, 2004 and 2005, by SIGA in response to “Item 8. Consolidated Financial Statements and Supplementary Data”, are true and correct and have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods to which such financial statements relate. The SIGA Audited Financial Statements fairly present, in all material respects in conformity with such principles as so applied, the consolidated financial position and results of operations and cash flows of SIGA and the SIGA Subsidiaries, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the SIGA Audited Financial Statements fairly present in all material respects all consolidated liabilities of SIGA and the SIGA Subsidiaries, on a consolidated basis, of the types normally reflected in balance sheets as and at the respective dates thereof. All adjustments necessary to fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of SIGA and the SIGA Subsidiaries and the changes in their cash flows, on a consolidated basis for such periods have been included in the SIGA Audited Financial Statements.

(b) The consolidated financial statements (hereinafter referred to as the “SIGA Interim Financial Statements,” and, together with the SIGA Audited Financial Statements, herein referred to as the “SIGA Historical Financial Statements”) of SIGA and its consolidated subsidiaries contained in each Form 10-Q filed by SIGA in response to “Item 1. Financial Statements” are true and correct and have been prepared in conformity with generally accepted accounting principles consistently applied through the periods to which such financial statements related, except as permitted by Form 10-Q. The SIGA Interim Financial Statements fairly present in all material respects in conformity with such principles so applied, the consolidated financial position and results of operations and cash flows of SIGA and the SIGA Subsidiaries, on a consolidated basis, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the SIGA Interim Financial Statements fairly present, in all material respects, all liabilities of SIGA and the SIGA Subsidiaries, on a consolidated basis of the types normally reflected in balance sheets as and at the respective date thereof. All adjustments necessary to fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of SIGA and the SIGA Subsidiaries and the changes in their cash flows, on a consolidated basis, for such periods have been included in the SIGA Interim Financial Statements.

(c) Each of SIGA and each SIGA Subsidiary: maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded timely as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2004, there have been no changes in the internal accounting controls or in other factors that could affect SIGA’s internal accounting controls.

(d) SIGA has filed all forms, reports and documents required to be filed with the SEC since January 1, 2000 except to the extent that the failure to file such would have a Material Adverse Effect on SIGA. All such required forms, reports and documents (including those that SIGA may file subsequent to the date hereof) are referred to herein as the “SIGA SEC Reports.” As of their respective dates, the SIGA SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SIGA SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, at the time each SIGA SEC Report filed after July 30, 2002 containing financial statements was filed with the SEC, such SIGA SEC Report complied in all material respects with the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder and applicable to such SIGA SEC Reports. Each of the principal executive officer of SIGA and the principal financial officer of SIGA (as defined under the Sarbanes-

Oxley Act), or each former principal executive officer of SIGA and each former principal financial officer of SIGA, as applicable, has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the SIGA SEC Reports pursuant to the Exchange Act, when applicable. None of the SIGA’s Subsidiaries is or has been required to file any forms, reports or other documents with the SEC.

6.8 Absence of Undisclosed Liabilities.

Except as Publicly Disclosed or otherwise disclosed in this Agreement or disclosed in the SIGA Historical Financial Statements, neither SIGA, nor any of the SIGA Subsidiaries has any liabilities, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, other than liabilities which, individually or in the aggregate, would not have a Material Adverse Effect, or any unrealized or anticipated losses from any unfavorable commitments or sales of products, other than those which, individually or in the aggregate, would not have a Material Adverse Effect.

6.9 Absence of Certain Changes.

Except as Publicly Disclosed or as described on Schedule 6.9, subsequent to December 31, 2005, neither SIGA nor any SIGA Subsidiary has:

(a) amended or otherwise modified its constituting documents or by-laws (or similar organizational documents);

(b) altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(c) with respect to, any shares of its capital stock or any other of its securities, granted, encumbered, issued or sold, or authorized for grant or encumbrance, issuance or sale, or granted, encumbered, issued or sold any options, warrants, purchase agreements, put agreements, call agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments fixed or contingent that could directly or indirectly require SIGA or any SIGA Subsidiary to issue, sell, pledge, dispose of or otherwise cause to become outstanding, any of its authorized but unissued shares of capital stock or ownership interests, as appropriate, or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock or ownership interests, as appropriate or entered into any agreement, commitment or understanding calling for any of the above;

(d) declared, set aside or made any payment, dividend or other distribution upon any capital stock or, directly or indirectly, purchased, redeemed or otherwise acquired or disposed of any shares of capital stock or other securities of or other ownership interests in SIGA or any SIGA Subsidiary;

(e) incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practice; issued any notes or other corporate debt securities or paid or discharged any outstanding indebtedness, except in the ordinary course of business consistent with past practice; or waived any of its respective rights;

(f) mortgaged, pledged, subjected to any Lien or granted any security interest in any of its assets or properties; entered into any lease of real property or buildings; or, except in the ordinary course of business consistent with past practice, entered into any lease of machinery or equipment, or sold, transferred, leased to others or otherwise disposed of any tangible or intangible asset or property;

(g) effected any increase in salary, wages or other compensation of any kind, whether current or deferred, to any employee or agent, other than routine increases in the ordinary course of business consistent with past practice or as was required from time to time by governmental legislation affecting wages (provided, however, that in no event was any such increase in compensation made with respect to any employee or agent earning in excess of $100,000 per annum); made any bonus, pension, option, deferred compensation, or retirement payment, severance, profit sharing, or like payment to any employee or agent, except as required by the terms of plans or arrangements existing prior to such date (provided, however, that in no event was any such payment made with respect to any employee or agent earning in excess of $100,000 per annum); or entered into any salary, wage, severance, or other compensation agreement with a term of one year or longer with any employee or agent or made any contribution to any trust or plan for the benefit of any employee or agent, except as required by the terms of plans or arrangements existing prior to such date; or lost the employment services of any employee whose annual salary exceeded $100,000;

(h) adopted or, except as required by law, amended, any employee benefit plan other than as necessary in connection with the transactions contemplated hereby;

(i) entered into any transaction other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby;

(j) terminated or modified any SIGA Agreement, or received any written notice of termination of any SIGA Agreement, except for terminations of SIGA Agreements upon their expiration during such period in accordance with their terms;

(k) incurred or assumed any indebtedness for borrowed money or guaranteed any obligation or the net worth of any entity or person;

(l) discharged or satisfied any Lien other than those then required to be discharged or satisfied during such period in accordance with their original terms;

(m) paid any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities,

and the current portion of any long term liabilities, shown on the SIGA Historical Financial Statements or incurred since December 31, 2005 in the ordinary course of business consistent with past practice;

(n) cancelled, waived or compromised any material debt or claim;

(o) suffered any damage, destruction, or loss to any of its assets or properties (whether or not covered by insurance) except for damage, destruction or loss occurring in the ordinary course of business which, individually or in the aggregate, would not have a Material Adverse Effect;

(p) made any loan or advance to any entity or person other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice;

(q) made any capital expenditures or capital additions or betterments in amounts which exceed $50,000 in the aggregate;

(r) purchased or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(s) changed its method of accounting or its accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process and accounts receivable, utilized in the preparation of the SIGA Historical Financial Statements, other than as required by GAAP;

(t) instituted or settled any litigation or any legal, administrative or arbitration action or proceeding before any court, government or governmental agency or instrumentality, domestic or foreign, relating to it or any of its properties or assets;

(u) made any new elections, changed any current elections or settled or compromised any liability with respect to its Taxes; or

(v) entered into any agreement or commitment to do any of the foregoing; or

(w) suffered any Material Adverse Effect;

and, since December 31, 2005, there has been no condition, development or contingency which, so far as reasonably may be foreseen, may, individually or in the aggregate, have a Material Adverse Effect.

6.10 Intellectual Property.

(a) Set forth on Schedule 6.10 is a true, accurate and complete list of all Intellectual Property Rights owned, licensed or used by SIGA and that are material to the business of SIGA as presently conducted or as contemplated to be conducted (hereinafter referred to as the “SIGA Intellectual Property Rights”), specifying whether such

 Intellectual Property Rights are exclusive or non-exclusive to SIGA and including identifying information of all federal, state and foreign registrations of such Intellectual Property Rights or applications for registration thereof (but excluding software licenses that are generally commercially available).

(b) SIGA owns, is licensed to use, or otherwise has the full legal right to use all of the SIGA Intellectual Property Rights, free and clear of any Lien. To the knowledge of SIGA, all of such SIGA Intellectual Property Rights are sufficient for the conduct of SIGA’s business as presently conducted and to the knowledge of SIGA, as contemplated to be conducted, and constitute all of the Intellectual Property Rights owned, licensed or used by SIGA. Except for the licenses disclosed in Schedule 6.10 (hereinafter referred to as the “SIGA Licenses”), (i) SIGA is not bound by or a party to any rights or options (whether or not currently exercisable), licenses or agreements of any kind (other than software licenses that are generally commercially available) with respect to the SIGA Intellectual Property Rights and (ii) to SIGA’s knowledge, there are no other outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind relating to SIGA Intellectual Property Rights. Except under the SIGA Licenses identified in Schedule 6.10, SIGA is not obligated to pay any royalties or other compensation or expenses (other than fees for software licenses that are generally commercially available), to any third party in respect of its ownership, use or license of any of the SIGA Intellectual Property Rights. There has been no breach or violation by SIGA, and to the knowledge of SIGA there is no breach or violation by any other party to, any SIGA License that is reasonably likely to give rise to any termination or any loss of rights thereunder.

(c) To the knowledge of SIGA, neither SIGA’s business, as presently conducted or as contemplated to be conducted, nor the current and contemplated products or services of SIGA infringe, constitute the misappropriation of, or conflict with, any Intellectual Property Rights of any third party. SIGA is not aware of any claim, and has not received any notice or other communication (in writing or otherwise) of any claim from, any person asserting that SIGA’s business, as presently conducted or as contemplated to be conducted, or any of the current or contemplated products or services of SIGA infringe or may infringe, constitute the misappropriation of, or conflict with, any Intellectual Property Rights of another person. SIGA is not aware of any existing or threatened infringement, misappropriation, or competing claim by any third party on the right to use or own any of, the SIGA Intellectual Property Rights.

(d) SIGA has taken commercially reasonable measures and precautions to establish and preserve the confidentiality, secrecy and ownership of all SIGA Intellectual Property Rights with respect to its products and services. Without limiting the generality of the foregoing, employees who have had access to confidential or proprietary information of SIGA have executed and delivered to SIGA confidentiality agreements in a form customary in the industry in which SIGA operates. Copies of such agreements have been delivered to Pharmathene, and all of such agreements are in full force and effect. SIGA is not aware of any violation of the confidentiality of any non-public SIGA Intellectual Property Rights. SIGA is not making unlawful use of any confidential information or trade secrets of any third party. To the knowledge of SIGA, the activities of SIGA’s employees, consultants, or independent contractors on behalf of SIGA’s business, as presently conducted and contemplated to be conducted, do not violate any agreements or arrangements which such employees have with former employers or any other third person. To the knowledge of SIGA, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any of the SIGA Intellectual Property Rights.

(e) Except as set forth in Schedule 6.10, to the knowledge of SIGA, no third party has infringed, misappropriated or otherwise conflicted with any of the SIGA Intellectual Property Rights. To the knowledge of SIGA, there are no third party challenges to the SIGA Intellectual Property Rights including interferences, reexaminations, oppositions and appeals.

(f) Except as set forth in Schedule 6.10, (i) there is no action, suit, order, claim, or to SIGA’s knowledge, governmental investigation pending, or, to SIGA’s knowledge, threatened in writing against SIGA or affecting SIGA, relating to the SIGA Intellectual Property and reasonably likely so as to cause a Material Adverse Effect (or to the knowledge of SIGA, pending or threatened in writing against any of the officers, directors or employees of SIGA with respect to SIGA’s business or proposed business activities) at law or in equity, or before of by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); (ii) nor has there been any such actions, suits, orders, claims, or to the knowledge of SIGA, governmental investigations or claims pending against SIGA at any time; (iii) to the knowledge of SIGA, there is no valid basis for any of the foregoing; (v) SIGA is not subject to any judgment, order or decree of any court or other governmental agency; and (vi) there is no action, suit, proceeding, or investigation by SIGA currently pending or which SIGA presently intends to initiate with respect to the transactions contemplated by the Agreement.

6.11 Taxes.

Except as set forth in Schedule 6.11, SIGA and each SIGA Subsidiary has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves have been established and which are being contested in good faith. There are no claims or assessments pending against SIGA or any SIGA Subsidiary for any alleged deficiency in any Tax, there are no pending or, to the knowledge of SIGA, threatened audits or investigations for or relating to any liability in respect of any Taxes, and SIGA has not been notified in writing of any proposed Tax claims or assessments against SIGA or any SIGA Subsidiary (other than in each case, claims or assessments for which adequate reserves have been established and which are being contested in good faith). Neither SIGA nor any SIGA Subsidiary has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by SIGA or any SIGA Subsidiary for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return. To the knowledge of SIGA, there are no liens for Taxes on the assets of SIGA or any SIGA Subsidiary except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent SIGA or any SIGA Subsidiary with respect to Taxes. Other than with respect to SIGA or any SIGA Subsidiary, neither SIGA nor any SIGA Subsidiary is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by SIGA or any SIGA Subsidiary with respect to any amounts of Taxes. Neither SIGA nor any SIGA Subsidiary has engaged in any transaction which requires its participation to be disclosed under Treas. Reg. Sec. 1.6011-4.

6.12 Title.

SIGA and the SIGA Subsidiaries have good and marketable title to all of their respective assets and properties, in each case free and clear of all Liens except for those Liens described on Schedule 6.12 (hereinafter referred to as the “SIGA Permitted Liens”). SIGA and the SIGA Subsidiaries lease or own all properties and assets necessary for the operation of their respective businesses as presently conducted, and the assets and properties of SIGA and the SIGA Subsidiaries include all of the assets, of every kind and nature, whether tangible or intangible, and wherever located, which are utilized by SIGA or the SIGA Subsidiaries in the conduct of their respective businesses. Neither SIGA nor the SIGA Subsidiaries have received notice of any violation of, or default under, any law, ordinance, order, regulation, or governmental or contractual requirement relating to the assets and properties of SIGA or the SIGA Subsidiaries which remains uncured or has not been dismissed, other than with respect to any violation which, individually or in the aggregate, would not have a Material Adverse Effect. All leases and licenses pursuant to which SIGA or the SIGA Subsidiaries lease or license personal and intangible property from others, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance) which would result in a Material Adverse Effect. All the tangible personal property owned or leased by SIGA or the SIGA Subsidiaries is in good operating condition and repair, subject only to ordinary wear and tear, and conforms in all respects to all applicable laws, ordinances, orders, regulations or governmental or contractual requirements relating to their operation, except for any such non-conformity which, individually or in the aggregate, would not have a Material Adverse Effect.

6.13 Real Estate and Leases.

Set forth in Schedule 6.13 attached hereto is a list of every parcel of real estate owned by SIGA or a SIGA Subsidiary and a list of each lease agreement under which SIGA or any of the SIGA Subsidiaries is lessee of, or holds or operates, any real estate owned by any third party (collectively hereinafter referred to as the “SIGA Real Properties”). SIGA or a SIGA Subsidiary has good and marketable title to the properties owned by SIGA or a SIGA Subsidiary set forth on Schedule 6.13 and all fixtures thereon in fee simple absolute, subject to no Liens other than SIGA Permitted Liens. There is no option or right held by any third party to purchase any such properties or any part thereof, or any of the fixtures and equipment thereon. All buildings, driveways and other improvements on such properties, respectively, are within its boundary lines, and no improvements on adjoining properties extend across the boundary lines onto such properties. Each lease agreement described in Schedule 6.13 is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Neither SIGA nor any SIGA Subsidiary is in a default under any such lease agreement, nor to the knowledge of SIGA is any other party to any such lease agreement in default thereunder, and no event has occurred, or is alleged to have occurred, which constitutes, or with lapse of time or giving of notice or both would constitute, a default by any party to any such lease agreement or a basis for a claim of force majeure or other claim of excusable delay or non-performance thereunder, other than with respect to any default, event or claim which, individually or in the aggregate, would not have any Material Adverse Effect.

6.14 Contractual and Other Obligations.

(a) As used in this Agreement, the term the “SIGA Agreements” shall mean all mortgages, indentures, notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, to which SIGA or any of the SIGA Subsidiaries is a party or by which SIGA or any of the SIGA Subsidiaries or any of their respective properties may be bound or affected. Set forth or provided for on Schedule 6.14 attached hereto is a list, of each SIGA Agreement which is material to SIGA’s business or condition, including but not limited to: (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by SIGA or any SIGA Subsidiary; (ii) any guaranty, direct or indirect, by SIGA or any SIGA Subsidiary of any obligation for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business; (iii) any SIGA Agreement made other than in the ordinary course of its business or providing for the grant of any preferential rights to purchase or lease any assets of SIGA or any SIGA Subsidiary, except for such agreements which, individually and in the aggregate, are not material to SIGA’s business or condition; (iv) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other companies; (v) any collective bargaining agreement with any trade or labor union; (vi) any SIGA Agreement to which any officer or director of SIGA or any stockholder (herein referred to collectively, as the “SIGA Insiders”) of SIGA beneficially owning (within the meaning of Section 13(d) of the Exchange Act) more than 5% of the outstanding shares of SIGA Common Stock, is a party; (vii) any SIGA Agreement containing noncompetition or other limitations restricting the conduct of the business of SIGA or any Subsidiary; (viii) any license agreements to which SIGA or any SIGA Subsidiary is a party relating to any Intellectual Property; (ix) any partnership, shareholder agreement, joint venture or similar agreement; and (x) any agreements with independent contractors; (xi) any agreements other than licenses related to any Intellectual Property; and (xii) any agreements with employees.

(b) No event has occurred, or, is alleged to have occurred, which constitutes or with lapse of time or giving of notice or both, would constitute a default or a basis for a claim of force majeure or other claim of excusable delay or non-performance by SIGA or any SIGA Subsidiary under any SIGA Agreements, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect. To the best of the knowledge of SIGA, no party with whom SIGA or any SIGA Subsidiary has any SIGA Agreement is in default in the performance of any covenant or condition thereunder or has failed in performance thereunder by reason of a claim of force majeure or other claim of excusable delay or non-performance thereunder, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect.

6.15 Compensation.

Except as Publicly Disclosed or disclosed in Schedule 6.15 attached hereto, neither SIGA nor any SIGA Subsidiary has any agreement with any employee with regard to compensation, whether individually or collectively, except agreements terminable by SIGA or any SIGA Subsidiary at will without penalty, or oral agreements terminable by SIGA or a SIGA Subsidiary on not more than 30 days notice without penalty, and set forth in Schedule 6.15 is a list of all employees of SIGA and each SIGA Subsidiary entitled to receive annual compensation in excess of $100,000 and their respective positions and salaries. No union or other collective bargaining unit has been certified or recognized by SIGA or any SIGA Subsidiary as representing any of their respective employees. Except as set forth on Schedule 6.15, neither SIGA nor Pharmathene will incur any liability with respect to any payment due or damage suffered by any employee of SIGA or any SIGA Subsidiary, including, but not limited to, any claims for severance, termination benefits or similar claims, by virtue of the operation of the Merger and the transactions contemplated hereby.

6.16 Employee Benefit Plans.

(a) Except as Publicly Disclosed or set forth on Schedule 6.16, neither SIGA nor any SIGA Subsidiary maintains, sponsors, contributes to, is required to contribute to, is a party to, or otherwise has or is reasonably expected to have any liability (contingent or otherwise) with respect to (1) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (2) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, (3) any plan or agreement providing for bonuses, stock options, stock appreciation rights, stock purchase plans or other forms of equity-based compensation, (4) any other plan or agreement involving direct or indirect compensation (including any deferred compensation) other than workers’ compensation, unemployment compensation and other government programs, (5) any employment, severance, separation, change of control or other similar contract, arrangement or policy providing for insurance coverage, salary continuation, non-statutory workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, pension, supplemental pension, savings, retirement savings, fringe benefits, deferred compensation, profit-sharing, bonuses, other forms of incentive compensation or post-retirement insurance, compensation or benefits, (6) any other employee benefit plan, arrangement, program, agreement, policy or practice, formal or informal, funded or unfunded, insured or self-insured, that covers any current or former employee of SIGA or any SIGA Subsidiary, or (7) any Multiemployer Plan. Each plan or agreement required to be set forth on Schedule 6.16, other than a Multiemployer Plan, pursuant to the foregoing is referred to herein as a “SIGA Benefit Plan.”

(b) SIGA has delivered or made available to Pharmathene the following documents with respect to each SIGA Benefit Plan: (1) correct and complete copies of all documents embodying such SIGA Benefit Plan, including (without limitation)

all amendments thereto and all related trust documents, (2) a written description of any SIGA Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description, summary of material modifications and other similar descriptive materials distributed to plan participants and beneficiaries, (4) the most recent IRS determination letter or similar forms of any applicable foreign jurisdiction, if any, (5) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, and (6) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts and group insurance contracts.

(c) Each SIGA Benefit Plan materially complies and has been maintained and administered in all material respects in compliance with, its terms and with the requirements prescribed by any and all applicable law, including (without limitation) ERISA and the Code. All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the SIGA Benefit Plans have been timely made or accrued. Neither SIGA nor any SIGA Subsidiary has taken or failed to take any action with respect to any SIGA Benefit Plan which might create any material liability on the part of SIGA or any SIGA Subsidiary.

(d) Neither SIGA nor any SIGA Subsidiary maintains, participates in or contributes to, nor have they ever maintained, participated in, or contributed to, any Multiemployer Plan, a plan described in Section 413 of the Code, or any plan subject to Title IV of ERISA or Section 302 of ERISA. Neither SIGA nor any SIGA Subsidiary has any outstanding or contingent obligations or liabilities (including, without limitation, any withdrawal liability) with respect to a Multiemployer Plan providing pension or other benefits, a plan described in Section 413 of the Code, or any plan subject to Title IV of ERISA or Section 302 of ERISA.

(e) Neither SIGA nor any SIGA Subsidiary is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. With respect to each SIGA Benefit Plan which is a “group health plan” as defined in Section 5000(b)(1) of the Code and Section 607(l) of ERISA, SIGA and each SIGA Subsidiary has complied in all material respects with the applicable health care continuation requirements in Section 4980B of the Code and in ERISA. SIGA, and each SIGA Subsidiary, and each SIGA Benefit Plan which is a group health plan has, as of the date hereof, complied in all material respects with the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to employees of SIGA and each SIGA Subsidiary. No “prohibited transaction,” within the meaning of Section 4975(c) of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any SIGA Benefit Plan.

(f) Except as set forth in Schedule 6.16, there is no contract, plan or arrangement covering any employee or former employee of SIGA or any SIGA Subsidiary that, individually or collectively, would give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by SIGA or such SIGA Subsidiary by reason of Section 280G or 162(m) of the Code.

(g) No material action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the knowledge of SIGA, threatened against or with respect to any SIGA Benefit Plan, or the assets or any fiduciary thereof (in that person's capacity as a fiduciary of such SIGA Benefit Plan) and to the knowledge of SIGA, there are no facts likely to give rise to any such action, suit or claim. There are no audits, inquiries or proceedings pending or, to the knowledge of SIGA, threatened by the IRS or the Department of Labor or corresponding authority in Canada with respect to any SIGA Benefit Plan, and no SIGA Benefit Plan has been the subject of any application for relief under the Internal Revenue Service Employee Plans Compliance Resolution Program or the Closing Agreement Program, nor has any SIGA Benefit Plan been the subject of any application for relief under the United States Department of Labor Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Compliance Program.

(h) All SIGA Benefit Plans that are intended to be qualified and exempt from United States federal income taxes under Section 401(a) and Section 501(a), respectively, of the Code, have been the subject of favorable determination letters or, in the case of prototype plans, opinion letters, from the IRS which consider the effect of the series of laws commonly known as GUST, and no such determination letter has been revoked nor has revocation been threatened.

(i) Each “fiduciary” (within the meaning of Section 3(21)(A) of ERISA) as to each SIGA Benefit Plan has complied in all material respects with the requirements of ERISA and all other applicable law in respect of each such SIGA Benefit Plan.

(j) All required employer and employee contributions and premiums under the SIGA Benefit Plans to the date hereof have been paid or duly accrued, the respective fund or funds established under the SIGA Benefit Plans are, in all material respects, funded in accordance with all applicable law and such plans, and no material past service funding liabilities exist thereunder.

(k) Other than any pension benefits payable under the SIGA Benefit Plans, neither SIGA nor any SIGA Subsidiary is under any obligation to provide benefits or coverage under a SIGA Benefit Plan to retirees of SIGA or any SIGA Subsidiary or other former employees of SIGA or the SIGA Subsidiaries (or the beneficiaries of such retirees or former employees), including, but not limited to, retiree health care coverage (except to the extent mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985).

(l) Neither SIGA nor any SIGA Subsidiary maintains any voluntary employees’ beneficiary association within the meaning of Sections 501(c)(9) and 505 of the Code (a VEBA) with respect to any SIGA Benefit Plan.

(m) No commitments have been made by SIGA or any SIGA Subsidiary to amend any SIGA Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by applicable law or as disclosed on Schedule 6.16. None of the SIGA Benefit Plans require or permit retroactive increases or assessments in premiums or payments. All SIGA Benefit Plans can be amended or terminated without any restrictions and SIGA or a SIGA Subsidiary has the unrestricted power to amend or terminate any of the SIGA Benefit Plans.

6.17 Labor Relations.

Except as Publicly Disclosed, there are no disputes pending or to the knowledge of SIGA, threatened between SIGA or any SIGA Subsidiary on the one hand and any of their respective employees on the other and there are no organizational efforts currently being made or to the knowledge of SIGA threatened involving any of such employees. SIGA has complied with all laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and is not liable for any material arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing.

6.18 Transactions with Affiliated Persons.

Except (i) as Publicly Disclosed, (ii) for employment relationships between SIGA or any of the SIGA Subsidiaries and employees of SIGA or any of the SIGA Subsidiaries otherwise disclosed pursuant to this Agreement, (iii) for remuneration by SIGA or any of the SIGA Subsidiaries for services rendered as a director, officer or employee of SIGA or any of the SIGA Subsidiaries otherwise disclosed pursuant to this Agreement, or (iv) as set forth in Schedule 6.18, (A) neither SIGA nor any of the SIGA Subsidiaries has, and has not since its inception, in the ordinary course of business or otherwise, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to any affiliate of SIGA or any of the SIGA Subsidiaries; (B) neither SIGA nor any of the SIGA Subsidiaries owes any amount to any affiliate of SIGA or any of the SIGA Subsidiaries; (C) no affiliate of SIGA or any of the SIGA Subsidiaries owes any amount to any of SIGA or any of the SIGA Subsidiaries; and (D) no part of the property or assets of any affiliate of SIGA or any of the SIGA Subsidiaries is used by any of SIGA or any of the SIGA Subsidiaries in the conduct or operation of its businesses. No affiliate of SIGA or any of the SIGA Subsidiaries owns any business which is a significant competitor of SIGA or any of the SIGA Subsidiaries.

6.19 Insurance.

As of the date of this Agreement, SIGA and the SIGA Subsidiaries maintain insurance policies, and bonding arrangements, covering all of their respective assets and properties, and in each case the various occurrences which may arise in connection with the operation of their respective businesses. Schedule 6.19 attached hereto sets forth all such policies and bonding arrangements. Such policies and bonding arrangements are in full force and effect, all premiums and other amounts due thereon have been paid, and SIGA, and the SIGA Subsidiaries have complied with the provisions of such policies and bonding arrangements. There are no notices of any pending or threatened terminations or premium increases with respect to any such policies or bonding arrangements, and such policies and bonding arrangements will not be modified as a result of or terminate or lapse by reason of, the transactions contemplated by this Agreement.

6.20 Licenses; Franchises; Rights.

Each of SIGA and the SIGA Subsidiaries has (or has made timely application for) all franchises, licenses, permits and other governmental and non-governmental approvals necessary to enable it to carry on its business as currently conducted, and to the knowledge of SIGA, the employees and agents of SIGA and the SIGA Subsidiaries also have all such franchises, licenses, permits, governmental and other approvals required of them in carrying out their duties on behalf of SIGA and the SIGA Subsidiaries, except for such franchises, licenses, permits and other approvals the failure to hold which, individually or in the aggregate, would not have a Material Adverse Effect. All such franchises, licenses, permits, and governmental and other approvals are in full force and effect, there has been no default or breach thereunder, and there is no pending or threatened proceeding under which any may be revoked, terminated or suspended, except insofar as would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of this Agreement, and the consummation of the Merger, will not adversely affect or otherwise impair the ability of SIGA fully to enjoy the benefits of any such franchises, licenses, permits or governmental and other approvals. Schedule 6.20 attached hereto identifies each material permit, license and other approval required by any national, state, commonwealth, or territorial government to be maintained by SIGA or any Subsidiary in order to conduct its current operations. Neither SIGA nor any SIGA Subsidiary has violated, or is alleged to have violated, any law, rule, regulation, judgment, stipulation, injunction, decree, determination, award or other order of any government, or governmental agency or instrumentality, domestic or foreign, binding upon SIGA or any SIGA Subsidiary which violation, individually or in aggregate, would have a Material Adverse Effect.

6.21 Environmental Matters.

(a) Except as set forth in Schedule 6.21:

(i) The respective businesses of SIGA and the SIGA Subsidiaries, and the SIGA Real Properties, are, and at all times have been, in compliance with all applicable Environmental Laws, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

(ii) SIGA possess all Environmental Permits in order to conduct its business as it is now being conducted. SIGA is in compliance with all requirements, terms and provisions of such Environmental Permits, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

(iii) SIGA and each SIGA Subsidiary has filed on a timely basis (and updated as required) all reports, disclosures, notifications, applications, pollution prevention, stormwater prevention or discharge prevention or response plans or other emergency or contingency plans required to be filed under Environmental Laws with respect to its business and the SIGA Real Properties.

(iv) Neither SIGA nor, to the knowledge of SIGA, any SIGA subsidiary has received any notice that SIGA, any SIGA Subsidiary or any of the SIGA Real Properties: (1) is in violation of the requirements of any Environmental Permit or Environmental Laws; (2) is the subject of any suit, claim, proceeding, demand, order, investigation or request or demand for information arising under any Environmental Permit or Environmental Laws; or (3) has actual or potential liability under any Environmental Laws, including without limitation, CERCLA, RCRA or any comparable state or local Environmental Laws.

(v) To the knowledge of SIGA, there are no Environmental Conditions or other facts, circumstances or activities arising out of or relating to the business of SIGA or any SIGA Subsidiary or the use, operation or occupancy by SIGA or any SIGA Subsidiary of any of the SIGA Real Properties that result or reasonably could be expected to result in (1) any obligation of SIGA or any SIGA Subsidiary to file any report or notice, to conduct any investigation, sampling or monitoring or to effect any environmental cleanup or remediation, whether on-site or offsite; or (2) liability, either to governmental agencies or third parties, for damages (whether to person, property or natural resources), cleanup costs or remedial costs of any kind or nature whatsoever.

(vi) Neither SIGA nor, to the knowledge of SIGA, any SIGA Subsidiary has transported for storage, treatment or disposal, by contract, agreement or otherwise, or arranged for the transportation, storage, treatment or disposal, of any Hazardous Material at or to any location including, without limitation, any location used for the treatment, storage or disposal of Hazardous Materials.

6.22 Food And Drug Administration Matters.

(a) SIGA has not obtained any clearances or approvals from the FDA to conduct its current businesses, to manufacture, hold or sell FDA Regulated Products, and to use and occupy the SIGA Real Properties.

(b) SIGA has no obligations to submit reports and filings to the FDA.

(c) There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice, demand letter, proceeding or request for information pending or any liability (whether actual or contingent) to comply with any FDA Laws. There is no act, omission, event or circumstance of which SIGA has knowledge that may give rise to any such action, suit, demand, claim, complaint, hearing, notice of violation, investigations, notice, demand letter, proceeding or request, or any such liability:

(i) against, involving or of SIGA, or

(ii) against, involving or of any other person (including, without limitation, any FDA Company Contractor) that could be imputed or attributed to SIGA.

(d) There has not been any violation of any FDA Laws by SIGA in their prior product developmental efforts, or any other government entity (or any failure to make any such submission or report) that could reasonably be expected to require investigation, corrective action or enforcement action.

6.23 Brokers and Finders.

Neither SIGA, nor any SIGA Subsidiary, nor any director, officer, agent or employee thereof has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

6.24 Voting Agreement.

Attached hereto as Exhibit C is a Voting Agreement (hereinafter referred to as the “Voting Agreement”) executed by the holders of at least 29 percent of the shares of SIGA Common Stock as of the date of this Agreement pursuant to which such holders of SIGA Common Stock have agreed to vote their shares in favor of the transactions contemplated by this Agreement when the Merger is presented to the holders of SIGA Common Stock for a vote. The Voting Agreement constitutes the valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms.

6.25 Fairness Opinion.

SIGA’s board of directors has received the written opinion of Sutter Securities Incorporated, financial advisor to SIGA, dated the date of this Agreement, to the effect that the Merger is fair to SIGA and its stockholders from a financial point of view.

6.26 Section 203 of GCL Not Applicable.

The Board of Directors of SIGA has taken all actions so that the restrictions contained in Section 203 of the GCL applicable to a “business combination” (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger, the other transactions contemplated by this Agreement and the Voting Agreement.

6.27 Valid Issuance.

The SIGA Common Stock to be issued upon the consummation of the Merger, when issued in accordance with the provisions of this Agreement, shall be validly issued, fully paid and nonassessable.

6.28 Absence of Certain Business Practices.

Neither SIGA nor any of the SIGA Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of SIGA, any of the employees or agents of SIGA or any of the SIGA Subsidiaries, has directly or indirectly (a) made any contribution or gift which contribution or gift is in violation of any applicable Law, (b) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of SIGA or any of the SIGA Subsidiaries, or any affiliate of  SIGA or any of the SIGA Subsidiaries, or (iv) in violation of any Law or legal requirement, or (c) established or maintained any fund or asset of SIGA or any of the SIGA Subsidiaries, that has not been recorded in the books and records of SIGA or the appropriate SIGA Subsidiary.

6.29 Restrictions on Business Activities.

There are no judgments, injunctions, orders or decrees binding upon any of SIGA or any of the SIGA Subsidiaries, or, to the knowledge of SIGA, threatened, that has or could either individually or in the aggregate reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by SIGA or any of the SIGA Subsidiaries, as currently conducted or any business practice of SIGA or any of the SIGA Subsidiaries, including the acquisition of property, the sale of products, the provision of services, the hiring of employees, and the solicitation of customers.

6.30 Nasdaq.

Shares of SIGA Common Stock are listed for trading on the Nasdaq Stock Market (hereinafter referred to as the “Nasdaq”). SIGA is in compliance with all rules, regulations and listing requirements of Nasdaq. Except as set forth on Schedule 6.30 or as Publicly Disclosed, SIGA has not received any notices or other communication with respect to any violations or potential violations of any rules, regulations and listing requirements of Nasdaq.

6.31 Books and Records.

The books and records of SIGA and each of the SIGA Subsidiaries with respect to SIGA and any of the SIGA Subsidiaries, their operations, employees and properties have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made, and all transactions involving SIGA and any of the SIGA Subsidiaries, have been accurately accounted for

6.32 Validity of Shares.

The Aggregate Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, shall be duly and validly, issued fully-paid and nonassessable and neither SIGA nor the holder thereof shall be subject to any preemptive, anti-dilution or similar right with respect thereto that has not been properly waived or complied with.

ARTICLE VII

CERTAIN COVENANTS

7.1 SIGA Stockholders’ Meeting; Preparation of Proxy Statement.

(a) SIGA shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene as promptly as practicable an annual or special meeting of the holders of shares of SIGA Capital Stock (the “SIGA Stockholders Meeting”), to vote upon this Agreement, the issuance of SIGA Common Stock in accordance with this Agreement and the transactions contemplated hereby, including, without limitation, an amendment to its certificate of incorporation so as to increase the authorized number of shares of SIGA Common Stock to 300,000,000 shares and to change the name of SIGA to “Pharmathene Inc.” upon the Closing, to amend its Stock Option Plan to increase the number of shares authorized thereunder to 25,250,000, to obtain proper authorization under the GCL and the requirements of Nasdaq to consummate the PIPE (as hereinafter defined) and as otherwise required thereunder in connection with the Merger and the transactions contemplated hereunder (collectively referred to herein as the “Merger Transactions”), and to reconstitute its board of directors, as set forth under Section 7.2 hereof, and shall include in the proxy statement the recommendation (subject to the fiduciary duty of the Board of Directors under applicable law) of its Board of Directors that the holders of SIGA Capital Stock vote in favor of the Merger Transactions. SIGA shall use its commercially reasonable efforts to solicit from such stockholders proxies in favor of such matters and shall take all other action necessary to secure a favorable vote. For the avoidance of doubt, the obligation of SIGA to take the actions described in this Section 7.1(a) shall not be affected by any change in the recommendation of the Board of Directors with respect to the Merger.

(b) SIGA will (i) as soon as practicable following the date of this Agreement, prepare in correct and appropriate form and file with the SEC a preliminary proxy statement (hereinafter referred to as the “Proxy Statement”) and (ii) use its commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. Pharmathene shall supply SIGA on a timely basis in connection with the preparation of the Proxy Statement all financial and other information necessary to be included therein with respect to Pharmathene. SIGA will notify Pharmathene of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Pharmathene with copies of all correspondence between SIGA or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. SIGA shall give Pharmathene and its counsel the opportunity to review the Proxy Statement prior to being filed with the SEC and shall give Pharmathene and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of SIGA and Pharmathene agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC.

As promptly as practicable after the Proxy Statement has been cleared by the SEC, SIGA shall mail the Proxy Statement to the stockholders of SIGA.

(c) Each party agrees to notify the other of, and to correct, any information contained in the Proxy Statement furnished by such party to the other for inclusion therein, which information shall be, at the time of furnishing, or become, prior to the meeting of SIGA stockholders, false or misleading in any material respect. If at any time prior to the meeting of SIGA stockholders or any adjournment thereof, there shall occur any event that should be set forth in an amendment to Proxy Statement, SIGA shall prepare and mail to its stockholders such an amendment or supplement.

(d) During the period from the date of this Agreement to the date of Closing, SIGA shall file all reports, schedules and definitive proxy statements (including the Proxy Statement) (the “SIGA Filings”) required to be filed by SIGA.

7.2 SIGA Board of Directors.

Prior to the Effective Time, SIGA shall take such action as may be necessary, so that the SIGA Board of Directors will be reconstituted immediately following the Effective Time and pursuant to SIGA’s certificate of incorporation and by-laws, to be set at seven (7) persons and to be comprised of the following persons: James H. Cavanaugh, Elizabeth Czerepak, Joel McCleary, Steven St. Peter, David P. Wright, Matthew Drapkin, and Paul Savas with David P. Wright serving as Chairman; or such other persons designated by the parties prior to Closing.

7.3 SIGA Officers.

SIGA shall take such action as may be necessary so that David Wright shall be appointed to the office of Chief Executive Officer of SIGA, effective as of the Effective Time in accordance with and subject to the provisions of the by-laws of SIGA.

7.4 Preparation of Information Statement.

SIGA shall cooperate with Pharmathene in Pharmathene’s preparation of, the information required by Regulation D under the Securities Act (hereinafter referred to as “Regulation D”) to be delivered to the holders of the Pharmathene Capital Stock (hereinafter referred to as the “Information Statement”). Each of SIGA and Pharmathene shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party’s counsel and auditors in the preparation of the Information Statement. SIGA shall not include in the Information Statement any information with respect to Pharmathene or its subsidiaries unless the form and content of such information shall have been approved by Pharmathene prior to such inclusion.

7.5 Governmental and Judicial Filings.

As soon as practicable after the date hereof, Pharmathene, SIGA and Merger Sub will cooperate in the preparation and filing of all materials necessary or desirable to obtain the approval of the transactions contemplated hereby or the disclaimer of jurisdiction with respect thereto by any regulatory body or other governmental or judicial authority that has jurisdiction over the transactions contemplated hereby.

7.6 Access to Information.

(a) Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable notice and subject to such limitations as are imposed by applicable law (if any), each party shall afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to (i) all of such party’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party as the other party may reasonably request; subject, in each case, to duties of confidentiality and subject to any applicable law relating to the privacy of individually identifiable employee information.

(b) No information or knowledge obtained in any investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

7.7 Ordinary Course of Pharmathene.

From the date hereof until the Closing, other than as contemplated by this Agreement or as set forth in Schedule 7.7, Pharmathene and each of the Pharmathene Subsidiaries will (i) maintain its corporate existence in good standing, and (ii) in all respects conduct its business in the usual and ordinary course and consistent with past practice, without a material change in current operational policies.

7.8 Conduct of Pharmathene Business.

From the date hereof until the Closing, other than as contemplated by this Agreement or as set forth in Schedule 7.8, neither Pharmathene nor any of the Pharmathene Subsidiaries will do any of the following without the prior written consent of Pharmathene:

(a) amend or otherwise modify its constituting documents or by-laws (or similar organizational documents);

(b) alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(c) with respect to, any shares of its capital stock or any other of its securities, grant, encumber issue or sell, or authorize for grant, encumbrance issuance or sale, or grant, encumber, issue or sell any options, warrants, purchase agreements, put agreements, call agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments, fixed or contingent, that could directly or indirectly, require Pharmathene or any Pharmathene Subsidiary to issue, sell, pledge, dispose of or otherwise cause to become outstanding, any of its authorized but unissued shares of capital stock or ownership interests, as appropriate, or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock or ownership interests, as appropriate (other than the issuance of options pursuant to Pharmathene’s existing stock option plan or the conversion or exchange of securities existing on the date hereof) or enter into any agreement commitment or understanding calling for any of the above;

(d) declare, set aside or make any payment, dividend or other distribution upon any capital stock or, directly or indirectly, purchase, redeem or otherwise acquire or dispose of any shares of capital stock or other securities of or other ownership interests in Pharmathene or any Pharmathene Subsidiary;

(e) incur any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practice; issue any notes or other corporate debt securities or pay or discharge any outstanding indebtedness, except in the ordinary course of business consistent with past practice; or waive any of its respective rights;

(f) mortgage, pledge, subject to any Lien or grant any security interest in any of its assets or properties; enter into any lease of real property or buildings; or, except in the ordinary course of business consistent with past practice, enter into any lease of machinery or equipment, or sell, transfer, lease to others or otherwise dispose of any tangible or intangible asset or property;

(g) effect any increase in salary, wages or other compensation of any kind, whether current or deferred, to any employee or agent, other than routine increases in the ordinary course of business consistent with past practice or as is required from time to time by governmental legislation affecting wages; make any bonus, pension, option, deferred compensation, or retirement payment, severance, profit sharing, or like payment to any employee or agent, except as required by the terms of plans or arrangements existing prior to the date hereof; or enter into any salary, wage, severance, or other compensation agreement with a term of one year or longer with any employee or agent or make any contribution to any trust or plan for the benefit of any employee or agent, except as required by the terms of plans or arrangements existing prior to the date hereof;

(h) adopt or, except as required by law, amend, any employee benefit plan other than as necessary in connection with the transactions contemplated hereby;

(i) enter into any transaction other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby;

(j) terminate or modify any Pharmathene Agreement, except for terminations of Pharmathene Agreements upon their expiration after the date hereof in accordance with their terms;

(k) incur or assume any indebtedness for borrowed money or guarantee any obligation or the net worth of any entity or person;

(l) discharge or satisfy any Lien other than those then required to be discharged or satisfied after the date hereof in accordance with their original terms;

(m) pay any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Pharmathene Historical Financial Statements or incurred since the date hereof in the ordinary course of business consistent with past practice;

(n) cancel, waive or compromise any material debt or claim;

(o) make any loan or advance to any entity or person other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice;

(p) purchase or acquire any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(q) make capital expenditures or capital additions or betterments in an amount which exceed $50,000 in the aggregate;

(r) change its method of accounting or its accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process and accounts receivable, utilized in the preparation of the Pharmathene Historical Financial Statements, other than as required by GAAP;

(s) institute or settle any litigation or any legal, administrative or arbitration action or proceeding before any court, government or governmental agency or instrumentality, domestic or foreign, relating to it or any of its properties or assets;

(t) make any new elections, change any current elections or settle or compromise any liabilities with respect to its Taxes; or

(u) enter into any agreement or commitment to do any of the foregoing.

7.9 Ordinary Course of SIGA.

From the date hereof until the Closing, other than as contemplated by this Agreement or as set forth in Schedule 7.9, SIGA and each of the SIGA Subsidiaries will (i) maintain its corporate existence in good standing, and (ii) in all respects conduct its business in the usual and ordinary course and consistent with past practice, without a material change in current operational policies.

7.10 Conduct of SIGA Business.

From the date hereof until the Closing, other than as contemplated by this Agreement or as set forth in Schedule 7.10, neither SIGA nor any of the SIGA Subsidiaries will do any of the following without the prior written consent of Pharmathene:

(a) amend or otherwise modify its constituting documents or by-laws (or similar organizational documents);

(b) alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(c) with respect to, any shares of its capital stock or any other of its securities, grant, encumber issue or sell, or authorize for grant, encumbrance issuance or sale, or grant, encumber, issue or sell any options, warrants, purchase agreements, put agreements, call agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments, fixed or contingent that could, directly or indirectly, require SIGA or any SIGA Subsidiary to issue, sell, pledge, dispose of or otherwise cause to become outstanding, any of its authorized but unissued shares of capital stock or ownership interests, as appropriate, or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock or ownership interests, as appropriate (other than the issuance of options pursuant to SIGA’s existing stock option plan or the conversion or exchange of securities existing on the date hereof) or enter into any agreement, commitment or understanding calling for any of the above;

(d) declare, set aside or make any payment, dividend or other distribution upon any capital stock or, directly or indirectly, purchase, redeem or otherwise acquire or dispose of any shares of capital stock or other securities of or other ownership interests in SIGA or any SIGA Subsidiary;

(e) incur any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practice; issue any notes or other corporate debt securities or pay or discharge any outstanding indebtedness, except in the ordinary course of business consistent with past practice; or waive any of its respective rights;

(f) mortgage, pledge, subject to any Lien or grant any security interest in any of its assets or properties; enter into any lease of real property or buildings; or, except in the ordinary course of business consistent with past practice, enter into any lease of machinery or equipment, or sell, transfer, lease to others or otherwise dispose of any tangible or intangible asset or property;

(g) effect any increase in salary, wages or other compensation of any kind, whether current or deferred, to any employee or agent, other than routine increases in the ordinary course of business consistent with past practice or as is required from time to time by governmental legislation affecting wages; make any bonus, pension, option, deferred compensation, or retirement payment, severance, profit sharing, or like payment to any employee or agent, except as required by the terms of plans or arrangements existing prior to the date hereof; or enter into any salary, wage, severance, or other compensation agreement with a term of one year or longer with any employee or agent or make any contribution to any trust or plan for the benefit of any employee or agent, except as required by the terms of plans or arrangements existing prior to the date hereof;

(h) adopt or, except as required by law, amend, any employee benefit plan other than as necessary in connection with the transactions contemplated hereby;

(i) enter into any transaction other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby;

(j) terminate or modify any SIGA Agreement, except for terminations of SIGA Agreements upon their expiration after the date hereof in accordance with their terms;

(k) incur or assume any indebtedness for borrowed money or guarantee any obligation or the net worth of any entity or person;

(l) discharge or satisfy any Lien other than those then required to be discharged or satisfied after the date hereof in accordance with their original terms;

(m) pay any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the SIGA Historical Financial Statements or incurred since the date hereof in the ordinary course of business consistent with past practice;

(n) cancel, waive or compromise any material debt or claim;

(o) make any loan or advance to any entity or person other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice;

(p) purchase or acquire any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(q) make capital expenditures or capital additions or betterments in an amount which exceed $50,000 in the aggregate;

(r) change its method of accounting or its accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process and accounts receivable, utilized in the preparation of the SIGA Historical Financial Statements, other than as required by GAAP;

(s) institute or settle any litigation or any legal, administrative or arbitration action or proceeding before any court, government or governmental agency or instrumentality, domestic or foreign, relating to it or any of its properties or assets;

(t) make any new elections, change any current elections or settle or compromise any liabilities with respect to its Taxes; or

(u) enter into any agreement or commitment to do any of the foregoing.

7.11 Notification of Certain Matters.

(a) Between the date hereof and the Effective Time, each party will give prompt notice in writing to the other parties, of: (i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Effective Time, (ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against the notifying party or any subsidiary or relating to or involving or otherwise affecting the notifying party or which relate to the consummation of the transactions contemplated by this Agreement, and (v) any material failure of the notifying party or any officer, director, employee or agent thereof to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) The giving of any such notice under this Section 7.11 shall in no way change or modify the representations and warranties or the conditions to either parties’ obligations contained herein or otherwise affect the remedies available to either party hereunder.

7.12 SEC Filings.

SIGA will consult with Pharmathene and prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and the transactions contemplated by this Agreement to the extent and only to the extent of the content of any disclosure regarding the Merger or the transactions contemplated by this Agreement, including without limitation a current report on Form 8-K announcing the execution of this Agreement (collectively, the “Other Filings”), and SIGA will permit Pharmathene and its counsel with reasonable advance notice in order to review and comment on any such Other Filings prior to their filing with the SEC. SIGA will notify Pharmathene promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to any Other Filing or for additional information and will supply Pharmathene with copies of all correspondence between SIGA or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Merger or any Other Filing. The Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Other Filing, SIGA will promptly inform Pharmathene of such occurrence and cooperate in filing with the SEC or its staff or any other government officials.

7.13 Forbearance and Fiduciary Duties.

(a) From and after the date hereof until the Closing or termination of this Agreement in accordance with Article XII, SIGA shall not, and it shall not permit any of its officers, directors, employees, agents or representatives to, directly or indirectly, initiate, solicit or encourage proposals, requests, inquiries or contacts, or participate in negotiations or discussions, including without limitation, the delivery of non-public information of SIGA to any third party, for the purpose or with the intention of leading to any proposal, concerning any disposition, directly or indirectly, of any material assets of SIGA, without limitation, extending to any take-over bid, merger, consolidation or other business combination involving SIGA or any acquisition of an equity interest in SIGA representing any material amount of the equity of SIGA or any similar transaction, except for the transactions contemplated by this Agreement (hereafter referred to, collectively, as an “Acquisition Proposal”). Furthermore, SIGA may not enter into any agreements or letters of intent relating to an Acquisition Proposal, except in accordance with this Section 7.13.

(b) SIGA shall promptly (and in any event within 24 hours) notify Pharmathene in writing of the receipt of any unsolicited Acquisition Proposal or any request for non-public information relating to SIGA, its assets or business or for access to the properties, books or records of SIGA by any person or entity that informs SIGA that it is considering making, or has made, an Acquisition Proposal. Such notice to Pharmathene shall indicate the relevant details of such Acquisition Proposal, inquiry, request or contact and such other information Pharmathene may reasonably request, including a copy of such Acquisition Proposal. SIGA shall keep Pharmathene informed on a reasonably prompt basis (and, in any event, within 24 hours of any significant development) of the status and details (including amendments and proposed amendments) of any such Acquisition Proposal or other inquiry or request.

(c) If at any time between the date hereof and the Closing, SIGA receives an unsolicited Acquisition Proposal (other than as a result of a breach of this Section 7.13) that the Board of Directors of SIGA determines in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor reasonably acceptable to the parties (provided that the parties hereto agree that Sutter Securities Incorporated shall be reasonably acceptable), constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) then, SIGA may (i) provide such person or entity with access to information regarding SIGA, its assets or its business, subject to the execution of a confidentiality agreement with term no less favorable to SIGA than those contained in the Confidentiality Agreement as hereinafter defined and (ii) participate in any negotiation or discussion for the purpose or with the intention of leading to an agreement with the party offering such Superior Proposal. SIGA shall provide to Pharmathene, as soon as practicable following the execution thereof (and in any case within 24 hours), a copy of any such confidentiality agreement executed by SIGA and copies of all written material provided by SIGA to such party. For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal made by a third party (i) involving the purchase or acquisition, directly or indirectly, of all the shares of SIGA Common Stock or all or substantially all of the assets of SIGA and (ii) which is otherwise on terms which the SIGA Board of Directors determines in good faith, by resolution duly adopted, (A) would result in a transaction that, if consummated, is more favorable to holders of SIGA Common Stock, from a financial point of view, than the transactions contemplated by this Agreement after consultation with a financial advisor reasonably acceptable to the parties (provided that the parties hereto agree that Sutter Securities Incorporated shall be reasonably acceptable), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Pharmathene to amend the terms of this Agreement) that the SIGA Board of Directors deems relevant and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(d) Neither the Board of Directors of SIGA nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Pharmathene or Merger Sub, the approval or recommendation by the Board of Directors of SIGA or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend any Acquisition Proposal or (iii) except as set forth in Section 12.1(b), enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the approval of the Merger Transactions by the requisite SIGA stockholders, (x) if the Board of Directors of SIGA has not received a Superior Proposal, but the Board of Directors of SIGA, in the exercise of its fiduciary duties, determines in good faith by resolution duly adopted, after consultation with its outside counsel, that an action set forth in clause (i) or (ii) above (a “SIGA Adverse Recommendation Change”) is necessary in order to comply with its fiduciary duties to the stockholders of SIGA under the GCL, the Board of Directors of SIGA may make a SIGA Adverse Recommendation Change after providing Pharmathene with at least 24 hours prior notice of its determination and a reasonably detailed description of the reasons therefor, and (y) if SIGA has received a Superior Proposal, the Board of Directors of SIGA may make a SIGA Adverse Recommendation Change after (A) it has determined, in good faith by resolution duly adopted after consultation with outside counsel, that it is necessary for the SIGA Board of Directors to withdraw, amend or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duties to the stockholders of SIGA under applicable Law, (B) SIGA has provided written notice of the determination described in clause (A) above to Pharmathene, which notice has attached to it a copy of the definitive agreement or agreements containing all of the terms and conditions of such Superior Proposal, (C) at least five (5) business days following receipt by Pharmathene of the notice referred to in clause (B) above, and after taking into account any revised proposal made by Pharmathene following receipt of the notice referred to in clause (B) above, such Superior Proposal remains a Superior Proposal and the SIGA Board of Directors has again made the determination referred to in clause (A) above (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require a new notice to Pharmathene under clause (B) above and a new five (5) business day period under this clause (C)), and (D) SIGA has not breached this Section 7.13 in any material respect.

7.14 Additional Agreements.

Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with one another and use its commercially reasonable efforts to complete in a timely manner the transactions contemplated by this Agreement, including (i) complying with any and all applicable rules and regulations, and to send all notices to, make all declarations, filings and registrations with, and obtain all consents, authorizations, approvals and waivers from third parties and governmental and regulatory bodies required to consummate the transactions contemplated hereby or comply with any and all applicable rules and regulations governing such transactions, and (ii) furnishing the other parties with all information necessary or advisable for the matters referred to in Section 7.5 hereof and any other statements or applications made by or on behalf of any party to any governmental or regulatory body in connection with the transactions contemplated by this Agreement.

7.15 PIPE.

SIGA shall, prior to the Closing Date, enter into one or more agreements related to the sale of at least $25,000,000 worth of SIGA Common Stock to investors through private transactions (individually and collectively hereinafter referred to as a “PIPE”) on terms reasonably acceptable to a committee to consist of each of Paul Savas, Matthew Drapkin, Steven St. Peter and Elizabeth Czerepak. Notwithstanding the foregoing, if the terms of any proposed PIPE are consistent with the term sheet attached hereto as Exhibit D, the terms shall be deemed to be satisfactory to the committee and the approval of such four individuals shall not be required. Any shares of (a) SIGA Common Stock or (b) SIGA Common Stock issuable upon the conversion of SIGA Warrants, issued pursuant to a PIPE shall, for purposes of Section 2.2, be deemed not to be issued and outstanding.

7.16 Name and Nasdaq Symbol Change.

The parties hereto shall take all commercially reasonable action that is necessary to change (i) SIGA’s name to “Pharmathene, Inc.” and (ii) SIGA’s Nasdaq symbol to PTHN or such other symbol Pharmathene may select, effective immediately after the Effective Time.

7.17 Tax Treatment.

Notwithstanding anything herein to the contrary, each of SIGA, Merger Sub and Pharmathene shall use its commercially reasonable efforts to cause the Merger to qualify, and will not (both before and after the Effective Time) take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. SIGA shall, and shall cause the Surviving Corporation to, report, to the extent required by the Code or the regulations thereunder, the Merger for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        7.18 Registration Rights Agreement.

At or prior to the Closing, SIGA shall execute and deliver the Registration Rights Agreement (as hereinafter defined) to the other parties thereto.

7.19 Stockholders Agreement.

At or prior to the Closing, SIGA shall execute and deliver the Stockholders Agreement (as hereinafter defined) to the other parties thereto which, among other things, provides for the right of certain holders of SIGA Common Stock, under certain conditions, to designate members for nomination to the Board of Directors of SIGA, after the Closing.

7.20 SIGA Board Approval.

The Board of Directors of SIGA, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt such resolutions in advance of the Effective Time as may be requested by Pharmathene and in a form reasonably acceptable to Pharmathene approving the receipt by stockholders and/or optionholders of Pharmathene and/or the beneficial owners of the Aggregate Merger Consideration, any shares of SIGA Common Stock and other securities issued in the PIPE, and options to purchase SIGA Common Stock upon assumption and conversion of Pharmathene Stock Options in order to exempt such transactions under Section 16 of the Exchange Act.

ARTICLE VIII

PUBLICITY

8.1 Publicity.

Any and all public announcements (whether written or oral), and notices by the parties hereto to other parties (other than to governmental authorities, except pursuant to contractual arrangements therewith), concerning the Merger and the other transactions contemplated by this Agreement shall be subject to the prior written approval of Pharmathene and SIGA (which consent shall not be unreasonably withheld); provided that nothing herein shall prohibit any party hereto or any of their affiliates from making any announcement or disclosure required to be made by it or them under applicable law, including, without limitation, the federal securities laws, if it or its affiliates determines in good faith that it is appropriate to do so and, if practicable, gives prior notice to the other parties hereto of such determination.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF EACH PARTY

The obligations of each of SIGA, Merger Sub and Pharmathene to consummate the Merger are subject to the following conditions precedent, any or all of which may be waived by such party at its sole discretion:

9.1 Merger Approval.

This Agreement, and the transactions contemplated hereby, including without limitation, the PIPE, shall have been duly approved and adopted by the requisite vote of the respective stockholders of Merger Sub, SIGA and Pharmathene in accordance with the GCL and the requirements of Nasdaq.

9.2 Amendments to SIGA’s Certificate of Incorporation.

The amendments to SIGA’s certificate of incorporation which are contemplated by Section 7.1 and Section 7.16, shall have been approved by the requisite vote of SIGA stockholders entitled to vote thereon.

9.3 No Prohibition on Consummation.

No order, stay, judgment, injunction or decree shall have been issued and be in effect by any court restraining or prohibiting the consummation of the transactions contemplated hereby. No statute, rule or regulation shall have been promulgated or enacted by any foreign or United States federal or state government, governmental authority or governmental agency, which would prevent or make illegal the consummation of the transactions contemplated hereby, including the Merger.

9.4 Financing.

SIGA shall have consummated the PIPE. Notwithstanding anything herein to the contrary, this condition may be satisfied contemporaneously with the Effective Time.

9.5 Litigation.

No action, suit or proceeding against any party hereto relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened and no investigation by any governmental or regulatory body shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement, including the Merger, or seeking material damages in connection therewith which either party, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

9.6 Stockholders Agreement.

The Third Amended and Restated Stockholders’ Agreement dated as of March 10, 2005, by and among Pharmathene, the Founders (as defined therein) and the Investors (as defined therein) shall have been terminated in accordance with its terms.

9.7 Pharmathene Stockholders.

There shall be no more than 35 holders of Pharmathene Capital Stock entitled to receive SIGA Common Stock in accordance with this Agreement which are not “accredited investors” as such term is defined in Regulation D. Each holder of Pharmathene Capital Stock shall have received such information pertaining to SIGA, Pharmathene and the transactions contemplated by this Agreement, as may be necessary to satisfy all information delivery requirements of Regulation D, in all material respects, applicable to the issuance of SIGA Common Stock to the holders of Pharmathene Common Stock in accordance with this Agreement. Pharmathene shall not have engaged in any general solicitation which would preclude SIGA’s reliance upon Regulation D for purposes of the issuance of SIGA Common Stock in accordance with this Agreement.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF PHARMATHENE

The obligation of Pharmathene to consummate the Merger is subject to the following additional conditions precedent, any or all of which may be waived by Pharmathene in its sole discretion:

10.1 Opinion of Counsel for SIGA and Merger Sub.

Pharmathene shall have received an opinion of counsel of Kramer Levin Naftalis & Frankel LLP, counsel for SIGA and Merger Sub, in a form reasonably acceptable to Pharmathene.

10.2 Representations; Warranties; Covenants.

The representations and warranties of SIGA and Merger Sub contained in Article VI hereof shall be true and correct in all material respects at and as of the Closing Date with the same effect as though all such representations and warranties were made at and as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, and except for changes therein contemplated or permitted by this Agreement and provided, however, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty must be true and correct in all respects); and SIGA and Merger Sub shall have complied with their respective covenants contained in this Agreement in all material respects; and SIGA and Merger Sub shall each have delivered to Pharmathene a certificate to that effect, dated the Closing Date, signed by their respective Presidents or Chief Executive Officers.

       10.3 No MaterialAdverse Change.

There shall have been no event or occurrence since the date of this Agreement that has or could have a Material Adverse Effect on SIGA or Merger Sub.

10.4 Secretary’s Certificate.

Pharmathene shall have received a certificate of the Secretary or an Assistant Secretary of each of SIGA and Merger Sub, in form and substance reasonably satisfactory to Pharmathene, with respect (i) their respective certificates of incorporation; (ii) their by-laws, and (iii) the authorization by their respective boards of directors and stockholders of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

10.5 Third Party Consents.

All consents, authorizations, approvals, waivers and waivers of conflict identified on Schedule 6.3 shall have been made or obtained. The foregoing includes, but is not limited to (i) the waiver of any rights of first refusal which might be needed in connection with the retention of the placement agent identified in the PIPE term sheet; and (ii) the waiver by each party to the Securities Purchase Agreement dated November 1, 2005 among SIGA and the investors identified therein of each of their respective rights of first refusal as they relate to the PIPE and their Blackout Period Restrictions as they relate to the PIPE.

10.6 Other Certificates.

Pharmathene shall have received such additional certificates, instruments and other documents, in form and substance satisfactory to Pharmathene, as Pharmathene shall have reasonably requested in connection with compliance with the conditions set forth in this Article X.

10.7 Lock-Up Agreement.

TransTech Pharma, Inc., MacAndrews & Forbes Inc., Howard Gittis, Donald G. Drapkin, James J. Antal, Thomas E. Constance, Mehmet C. Oz, Eric A. Rose, Paul G Savas, Matthew Drapkin and Dennis E. Hruby shall each have entered into lock-up agreements, substantially in the form which is attached hereto as Exhibit E.

10.8 Resignations.

Each director of SIGA other than Paul Savas and Matthew Drapkin shall have tendered their resignation from The Board to be effective immediately following the Effective Time.

10.9 Directors.

Each of James H. Cavanaugh, Elizabeth Czerepak, Joel McCleary, Steven St. Peter and David P. Wright or such other persons (not to exceed a total of five) designated by Pharmathene, shall have been elected to serve as directors of SIGA effective immediately following the Effective Time.

10.10 Stock Option Plan Amendment.

The SIGA Stock Option Plan shall have been amended to increase available securities thereunder to 25,250,000.

10.11 Registration Rights Agreement.

SIGA shall have executed and delivered a registration rights agreement in the form attached hereto as Exhibit F (hereinafter referred to as the “Registration Rights Agreement”).

10.12 Amendment to SIGA Charter.

The number of shares of SIGA Common Stock authorized for issuance under its certificate of incorporation shall have been increased to 300,000,000.

10.13 Termination of Agreements.

Any and all agreements relating to the nomination or election of directors of SIGA, other than the Stockholders Agreement, shall have been terminated.

10.14 Waiver of Anti-Dilution Rights.

Every holder of Included Derivative Securities shall have waived the right to an adjustment to the exercise price of such derivative securities and the number of shares issuable upon exercise thereof as a result of or deriving from the issuance of the True-up Warrants.

ARTICLE XI

CONDITIONS TO OBLIGATIONS OF SIGA AND MERGER SUB

The obligations of each of SIGA and Merger Sub to consummate the Merger is subject to the following conditions precedent, any or all of which may be waived by SIGA in its sole discretion:

11.1 Opinion of Counsel for Pharmathene.

SIGA shall have received an opinion of counsel of McCarter & English LLP, counsel for Pharmathene, in a form reasonably acceptable to SIGA.

11.2 Representations: Warranties; Covenants.

The representations and warranties of Pharmathene contained in Article V hereof shall be true and correct in all material respects at and as of the Closing Date with the same effect as though all such representations and warranties were made at and as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, and except for changes therein contemplated or permitted by this Agreement, and provided, however, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty must be true and correct in all respects); and Pharmathene shall have complied with all of its covenants contained in this Agreement in all material respects; and Pharmathene shall have delivered to SIGA a certificate to that effect, dated the Closing Date, signed by its Chief Executive Officer.

11.3 No Material Adverse Change.

There shall have been no event or occurrence since the date of this Agreement that has or could have a Material Adverse Effect on Pharmathene.

11.4 Secretary’s Certificate.

SIGA shall have received a certificate of the Secretary or an Assistant Secretary of Pharmathene in form and substance satisfactory to SIGA, with respect to (i) its certificate of incorporation, (ii) its by-laws and (iii) the authorization by the board of directors and the stockholders of Pharmathene of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

11.5 Third Party Consents.

All consents, authorizations, approvals and waivers identified on Schedule 5.3 shall have been made or obtained.

11.6 Other Certificates.

SIGA shall have received such additional certificates, instruments and other documents, in form and substance satisfactory to SIGA and counsel for SIGA, as it shall have reasonably requested in connection with the transactions contemplated hereunder.

11.7 Lock-Up Agreement.

MPM Bioventures III, L.P., MPM Bioventures III-QP, L.P., MPM Bioventures III Parallel Fund, L.P., MPM Bioventures III GMBH & Co. Beteiligungs KG, MPM Asset Management Investors 2004 BVIII LLC, Ontario Teachers’ Pension Plan Board, Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BSHI Members, L.L.C., Bear Stearns, Health Innoventures Employees Fund, L.P., BX, L.P., Healthcare Ventures VII, L.P., BX Associates Limited, Canadian Medical Discoveries Fund Inc., Nexia Biotechnologies Inc., MDS Life Sciences Technology Fund Limited Partnership, Joseph Klein III, David P. Wright, Eric Richman, Francesca Cook, Solomon Langermann, Valerie Riddle, Ronald Kaiser, Elizabeth Czerepak, Joel McCleary and Steven St. Peter shall each have entered into lock-up agreements, substantially in the form which is attached hereto as Exhibit E.

11.8 Stockholders Agreement.

MPM Bioventures III, L.P., MPM Bioventures III-QP, L.P., MPM Bioventures III Parallel Fund, L.P., MPM Bioventures III GMBH & Co. Beteiligungs KG, MPM Asset Management Investors 2004 BVIII LLC, Ontario Teachers’ Pension Plan Board, Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BSHI Members,

L.L.C., Bear Stearns, Health Innoventures Employees Fund, L.P., BX, L.P., Healthcare Ventures VII, L.P., BX Associates Limited, Canadian Medical Discoveries Fund Inc., Nexia Biotechnologies Inc., MDS Life Sciences Technology Fund Limited Partnership and Joseph Klein III shall each have entered into a stockholders Agreements in the form attached hereto as Exhibit G (hereinafter referred to as the “Stockholders Agreement”).

11.9 Investor Questionnaires.

Pharmathene shall have delivered to SIGA, Investor Questionnaires in a form reasonably acceptable to SIGA, completed by each holder of Pharmathene Capital Stock.

ARTICLE XII

TERMINATION

12.1 Termination.

(a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, by the consent of all parties hereto, or (i) by Pharmathene if SIGA or Merger Sub shall have breached in any material respect any of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach has resulted or is reasonably likely to result in any condition set forth in Section 10 not being satisfied (and such breach has not been cured or such condition has not be satisfied within ten (10) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); (ii) by SIGA if Pharmathene shall have breached in any material respect any of Pharmathene’s representations, warranties, covenants or agreements contained in this Agreement, which breach has resulted or is reasonably likely to result in any condition set forth in Section 11 not being satisfied (and such breach has not been cured or such condition has not be satisfied within ten (10) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period; (iii) by either Pharmathene or SIGA if a permanent injunction is entered, enforced or deemed applicable to this Agreement, or the Certificate of Merger, which prohibits the consummation of the transactions contemplated hereby and thereby and all appeals of such injunction shall have been taken and shall have been unsuccessful; (iv) by either Pharmathene or SIGA if any governmental entity, the consent of which is a condition to the obligation of such party to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeal of such determination shall have been taken and shall have been unsuccessful; or (v) by either Pharmathene or SIGA if the Closing shall not have occurred on or prior to September 30, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1 subclause (v) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date. In the event that this Agreement is terminated in accordance with this Section 12.1, each party will be responsible for all expenses incurred by it in connection with the negotiation and preparation of this Agreement.

(b) This Agreement may be terminated by SIGA upon the execution of a Superior Agreement (as defined below) by SIGA. SIGA shall not execute a Superior Agreement unless (i) the SIGA Board of Directors has received a Superior Proposal, (ii) in light of such Superior Proposal, the SIGA Board of Directors has determined, in good faith by resolution duly adopted after consultation with outside counsel, that it is necessary for the SIGA Board of Directors to withdraw, amend or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duties to the stockholders of SIGA under applicable Law, (iii) SIGA has provided written notice of the determination described in clause (ii) above to Pharmathene, which notice has attached to it a copy of the definitive agreement or agreements containing all of the terms and conditions of such Superior Proposal (the “Superior Agreement”), (iv) at least five (5) business days following receipt by Pharmathene of the notice referred to in clause (iii) above, and after taking into account any revised proposal made by Pharmathene following receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and the SIGA Board of Directors has again made the determination referred to in clause (ii) above (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require a new notice to Pharmathene under clause (iii) above and a new five (5) business day period under this clause (iv)), and (v) SIGA has not breached Section 7.13 in any material respect.

12.2 Termination Fee.

(a) If this Agreement is terminated pursuant to Section 12.1(b), SIGA shall pay Pharmathene upon demand a termination fee equal to three percent of the value of SIGA, as determined in accordance with the terms of this Agreement.

(b) All termination fees shall be paid by SIGA by wire transfer of immediately available funds to such account as shall have been designated by Pharmathene.

12.3 License Agreement

Upon any termination of this Agreement, SIGA and Pharmathene will negotiate in good faith with the intention of executing a definitive License Agreement in accordance with the terms set forth in the License Agreement Term Sheet attached as Exhibit H and SIGA agrees for a period of 90 days during which the definitive license agreement is under negotiation, it shall not, directly or indirectly, initiate discussions or engage in negotiations with any corporation, partnership, person or other entity or group concerning any Competing Transaction (as hereinafter defined) without the prior written consent of Pharmathene or notice from Pharmathene that it desires to terminate discussions hereunder. For purposes of this Agreement, a “Competing Transaction” shall mean lease, exchange, mortgage, pledge, license, transfer or other disposition of any of the intellectual properties of SIGA relating to SIGA 246.

12.4 Effect of Termination.

In the event of termination of this Agreement pursuant to Article XII hereof, all rights of all parties hereto shall cease and terminate, except for such rights as any party may otherwise have for breach of contract, including, without limitation, rights for breach of any representations, warranties or covenants contained herein, and, provided that the provisions of this Article XII and Article XIII shall survive any such termination.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices.

All notices, requests or instruction hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by telecopy (or like transmission), as follows:

(1) if to Pharmathene:

175 Admiral Cochrane Drive
Suite 101
Annapolis, MD 21701
Attention: Chief Executive Officer
Fax: (410) 571-8927

with a copy to:

Jeffrey A. Baumel, Esq.
McCarter & English LLP
245 Park Avenue, 27th Floor
New York, New York 10167
Fax: (973) 624-7070

(2) if to SIGA or Merger Sub:

420 Lexington Avenue
Suite 408
New York, NY 10170
Attention: Chief Financial Officer
Fax: (212) 697-3130

with a copy to:

James A. Grayer, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Fax: (212) 715-8050

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices and other communications given to any party hereto in accordance with the provisions hereof shall be deemed to have been given on the date of receipt, provided that any notice or other communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.

13.2 Entire Agreement.

This Agreement and the documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and supersede all prior understandings, arrangements and agreements with respect to the subject matter hereof. No modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced. Notwithstanding the foregoing the Confidentiality Agreement dated December 1, 2003 between SIGA and Pharmathene, a copy of which is attached hereto as Exhibit I, (hereinafter referred to as the “Confidentiality Agreement”) shall remain in full force in accordance with its terms.

13.3 Further Action.

Each of the parties hereto shall use such party’s best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

13.4 Expenses.

Each of the parties hereto shall bear such party’s own expenses in connection with this Agreement.

13.5 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable in the case of agreements made and to be performed entirely within such State.

13.6 Captions.

The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

13.7 Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles on the date hereof.

13.8 Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties and any such attempted assignment without consent shall be void.

13.9 No Third Party Beneficiary.

This Agreement is not intended, and shall not be construed, to confer upon any person other than the parties hereto any rights or remedies hereunder.

13.10 Partial Invalidity.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or any such terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

13.11 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.12 Directors and Officers Insurance.

(a) From and after the Effective Time, SIGA shall, to the fullest extent permitted by law, for a period of six years from the Effective Time, honor all of SIGA’s and Pharmathene’s respective obligations to indemnify and hold harmless each present and former director and officer of either party (hereinafter collectively referred to as the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent that such obligations to indemnify and hold harmless exist on the date hereof.

(b) The Company shall, for a period of time not less than six (6) years following the Closing, maintain Directors and Officers insurance policies which are comparable to those in effect immediately prior to Closing. Such policies shall, at the absolute minimum, cover those directors and officers of SIGA and former directors and officers of SIGA who were covered immediately prior to Closing to the same extent as they were covered immediately prior to Closing.

(c) The provisions of this Section 13.3 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

13.13 Nasdaq.

For a period of six months following the Effective Time, SIGA shall use its commercially reasonable efforts to satisfy the listing requirements of the Nasdaq Capital Market relating to the listing of SIGA Common Stock thereon; provided that any such action shall effect pre-Effective Time and post-Effective Time holders of SIGA equity securities mutatis mutandis.

{Signature Page to Follow}

IN WITNESS WHEREOF, this Agreement has duly executed by the parties hereto as of the date first above written.

SIGA TECHNOLOGIES, INC.

By:  /s/ Thomas N. Konatich
Name: Thomas N. Konatich
Title:   Chief Financial Officer and
                            Acting Chief Executive Officer

SIGA ACQUISITION CORP.

By:  /s/ Thomas N. Konatich
Name: Thomas N. Konatich
Title:   President

PHARMATHENE, INC.

By:  /s/ David P. Wright
Name: David P. Wright
Title:   Chief Executive Officer